SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SMTC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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635 HOOD ROAD

MARKHAM, ONTARIO

CANADA L3R 4N6

[            ], 2004

Dear Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders (the “Annual Meeting”) of SMTC Corporation to be held at [the Crowne Plaza Toronto Centre, located at 225 Front Street West, Toronto, Ontario, Canada M5V 2X3 on [Thursday, May 13, 2004], at [2]:00 p.m., Eastern Daylight Time].

Details of the business to be conducted at the Annual Meeting are given in the attached proxy statement and Notice of Annual Meeting of Stockholders. You should read with care the proxy statement that describes the proposed recapitalization transaction, the proposed amendments to the Company’s Certificate of Incorporation, the proposed amendment of the Company’s equity incentive plan and the nominees for director, and presents other important information about the proposals.

Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. You are accordingly urged to complete, sign, date and promptly return the accompanying proxy in the enclosed postage-prepaid envelope. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in our Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ John E. Caldwell

John E. Caldwell
President, Chair of the Board and Chief Executive Officer
SMTC Corporation

SMTC CORPORATION

635 HOOD ROAD

MARKHAM, ONTARIO

CANADA L3R 4N6

NOTICE OF 2004 ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD MAY 13, 2004

The Annual Meeting of Stockholders (the “Annual Meeting”) of SMTC Corporation, a Delaware corporation (the “Company”), will be held at [the Crowne Plaza Toronto Centre, located at 225 Front Street West, Toronto, Ontario, Canada M5V 2X3] on [Thursday, May 13, 2004], at [2]:00 p.m., Eastern Daylight Time, for the following purposes:

1. To approve the private placement of equity securities described under Proposal No. 1 (the “Private Placement”).

2. To approve an agreement with the Company’s current lenders described under Proposal No. 2 (the “Agreement with Current Lenders”).

3. To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 60,000,000 to 130,000,000, before giving effect to the proposed reverse stock split (the “Authorized Shares Amendment”).

4. To approve an amendment to the Company’s Certificate of Incorporation which will effect a reverse stock split of the Company’s outstanding common stock by a ratio of one for three, one for four or one for five, with the exact ratio to be set within this range by the Board of Directors in its discretion (the “Reverse Stock Split Amendment”).

5. To approve an amendment to the SMTC Corporation/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan (the “2000 Plan”), which increases the total number of shares of common stock currently issuable under the 2000 Plan to [3,750,000] before giving effect to the proposed reverse stock split and increases the total number of exchangeable shares currently issuable under the 2000 Plan to [3,750,000] before giving effect to the proposed reverse stock split (the “Equity Incentive Plan Amendment”).

6. To elect two Class I directors to serve until the 2007 Annual Meeting of Stockholders and until their successors are elected and qualified in accordance with the by-laws of the Company.

7. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement which is attached and made a part hereof.

The Board of Directors has fixed the close of business on March 29, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR

REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

By Order of the Board of Directors,

[NEW SIGNATURE TO BE PROVIDED]

Linda Millage

Secretary

Markham, Ontario

April [    ], 2004

SMTC CORPORATION

635 HOOD ROAD

MARKHAM, ONTARIO

CANADA L3R 4N6

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

General Information

The Board of Directors of SMTC Corporation, a Delaware corporation (the “Company”), is soliciting the enclosed proxy form from our stockholders. The proxy will be used at our 2004 Annual Meeting of Stockholders to be held at [2]:00 p.m., Eastern Daylight Time, on [Thursday, May 13, 2004], at [the Crowne Plaza Toronto Centre, 225 Front Street West, Toronto, Ontario, Canada M5V 2X3].

This Proxy Statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures.

We use several abbreviations in this proxy statement. We refer to our company as “SMTC” or the “Company.” We call our board of directors the “Board.” References to “fiscal 2003” mean our 2003 fiscal year, which began on January 1, 2003 and ended on December 31, 2003.

All references to numbers of shares of common stock of the Company, exchangeable shares of SMTC Manufacturing Corporation of Canada or any instrument convertible into common stock or exchangeable shares are prior to the reverse stock split that is described in Proposal No. 4 of this Proxy Statement unless the context otherwise requires.

This Proxy Statement and the accompanying proxy are being sent by mail to common stockholders, the trustee for the special voting share and holders of exchangeable shares on or about April [    ], 2004. The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs.

The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners, including beneficial owners of exchangeable shares subject to and in accordance with the provisions of National Instrument 54-101—Communication with Beneficial Owners of Securities of a Reporting Issuer. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

Who May Attend And Vote?

Each holder of the Company’s common stock, par value $.01 per share (“Common Stock”), is entitled to one vote for each share of Common Stock owned as of the record date, and CIBC Mellon Trust Company (the “Trustee”), the holder of the Company’s special voting share (the “Special Voting Share”), is entitled to one vote for each exchangeable share (an “Exchangeable Share”) of SMTC Manufacturing Corporation of Canada (“SMTC Canada”), a subsidiary of the Company, outstanding as of the record date, March 29, 2004 (other than Exchangeable Shares owned by the Company and its subsidiaries). Holders of Common Stock and the Special Voting Share are collectively referred to as “Stockholders.” Votes cast with respect to Exchangeable Shares will be voted through the Special Voting Share by the Trustee as directed by the holders of Exchangeable Shares, except votes cast with respect to Exchangeable Shares whose holders request to vote directly in person as proxy for the Trustee at the Annual Meeting. On the record date, 24,375,718 shares of our Common Stock were issued and outstanding, one share of the Company’s Special Voting Stock was issued and outstanding and 4,314,061 Exchangeable Shares of SMTC Canada were issued and outstanding (excluding Exchangeable Shares owned by the Company and its subsidiaries, which are not voted). Each Exchangeable Share is exchangeable at any time, at the option of its holder, for one share of Common Stock.

At least ten days before the 2004 Annual Meeting of Stockholders, SMTC will make a complete list of the Stockholders entitled to vote at the Annual Meeting open to the examination of any Stockholder for any purpose germane to the Annual Meeting at its principal executive offices at 635 Hood Road, Markham, Ontario, Canada L3R 4N6. The list will also be made available to Stockholders present at the Annual Meeting.

How Do I Vote?

As a Stockholder, you have the right to vote on certain business matters affecting the Company. The proposals that will be presented at the Annual Meeting, and upon which you are being asked to vote, are discussed in this proxy statement. Each share of SMTC Common Stock you own entitles you to one vote on each proposal. The Trustee is entitled to one vote on each proposal for each Exchangeable Share of SMTC Canada outstanding as of the record date (other than Exchangeable Shares owned by the Company and its affiliates). The enclosed proxy card indicates the number of shares you own.

By signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. Your shares will be voted as you direct on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you. In the absence of instructions on a properly executed proxy, proxies from holders of Common Stock will be voted FOR each proposal.

Votes with respect to Exchangeable Shares represented by valid voting instructions received by the Trustee will be cast by the Trustee in accordance with those instructions. If a properly executed voting instruction card is not received by the Trustee from a holder of Exchangeable Shares, the votes to which such holder is entitled will not be exercised.

What Does the Board of Directors Recommend?

If you submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. The Board recommends that you vote:

•	FOR the Private Placement;

•	FOR the Agreement with Current Lenders;

•	FOR the Authorized Shares Amendment;

•	FOR the Reverse Stock Split Amendment;

•	FOR the Equity Incentive Plan Amendment; and

•	FOR the election of the two nominees for director identified in Proposal No. 6.

What Vote Is Required For Each Proposal?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. The following votes are required with respect to each Proposal.

•	For the approval of the Private Placement, the affirmative vote of a majority of the votes cast on the proposal is required.

•	For the approval of the Agreement with Current Lenders, the affirmative vote of a majority of the votes cast on the proposal is required.

•	For the approval of the Authorized Shares Amendment, the affirmative vote of a majority of the votes entitled to be cast on the amendment is required.

•	For the approval of the Reverse Stock Split Amendment, the affirmative vote of a majority of the votes entitled to be cast on the amendment is required.

•	For the approval of the Equity Incentive Plan Amendment, the affirmative vote of a majority of the votes cast on the proposal is required.

•	For the election of directors, the two candidates receiving the greatest number of affirmative votes (a “plurality vote”) of the votes attached to shares of Common Stock and the Special Voting Share will be elected.

An automated system administered by the Company’s transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an officer of the Company will tabulate votes cast in person at the Annual Meeting.

Shares represented by proxies that indicate an abstention or a “broker non-vote” will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence or absence of a quorum. A “broker non-vote” exists with respect to any shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter. With respect to the election of directors, requiring a plurality vote, and the Private Placement, the Agreement with Current Lenders and the Equity Incentive Plan Amendment, which each require a majority of the votes cast, broker non-votes and abstentions will have no effect. With respect to the Authorized Shares Amendment and the Reverse Stock Split Amendment, which each require the vote of a majority of the votes entitled to be cast, broker non-votes and abstentions will have the same effect as a vote against the proposal.

May I Change My Vote After I Return My Proxy Card?

Yes. A proxy may be revoked by the Stockholder giving the proxy at any time before it is voted by written notice of revocation delivered to the Company prior to the meeting, and a prior proxy is automatically revoked by a Stockholder giving a subsequent proxy or attending and voting at the Annual Meeting. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Holders of Exchangeable Shares who wish to direct the Trustee to cast the votes attached to the Special Voting Share on their behalf should follow carefully the instructions provided by the Trustee, which accompany this Proxy Statement. The procedure for instructing the Trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instructions and the manner for revoking the proxy.

THE RECAPITALIZATION TRANSACTION (PROPOSALS NO. 1-3)

We are submitting three proposals related to a proposed recapitalization of the Company (the “Recapitalization Transaction”). The Recapitalization Transaction consists of three main components:

•	The Private Placement for which we are seeking your approval pursuant to Proposal No. 1.

•	The Agreement with Current Lenders to repay a portion of the Company’s existing debt and restructure a portion of the Company’s existing debt for which we are seeking your approval pursuant to Proposal No. 2.

•	The Authorized Shares Amendment for which we are seeking your approval pursuant to Proposal No. 3.

No part of the Recapitalization Transaction will be consummated unless stockholders vote to approve each of Proposals No. 1, 2 and 3.

In addition, we intend to enter into a new credit agreement with Congress Financial Corporation (Canada) (“Congress”) under which Congress will provide a secured asset-based revolving credit and term loan facility of up to $40,000,000 (the “Congress Credit Facility”). We are not seeking your approval of the Congress Credit Facility.

This section summarizes the major components of the Recapitalization Transaction. Additional detail with respect to each proposal is provided below in the section addressing such proposal. This summary does not contain all the information that may be important for you to consider when evaluating Proposals No. 1-3. We encourage you to read our entire Proxy Statement and the annexes attached to the Proxy Statement before voting.

Private Placement of Equity Securities

•	The Private Placement consisted of a fully underwritten, committed private placement underwritten by a syndicate of Canadian investment dealers comprised of Orion Securities Inc., CIBC World Markets Inc., GMP Securities Limited and RBC Dominion Securities Inc. (collectively, the “Underwriters”) of 33,350,000 Special Warrants of SMTC Canada (each a “Special Warrant” and, collectively, the “Special Warrants”), to qualified investors at a price of Cdn$1.20 (approximately US$0.90) per Special Warrant, representing an aggregate amount of issue of Cdn$40.02 million, Cdn$37 million net of underwriting expenses (US$29.9 million, US$27.6 million net of underwriting expenses based on the exchange rate on March 3, 2004 (the “Private Placement Escrow Closing Date”) including the following terms (the “Offering” or the “Private Placement”):

•	The Private Placement of Special Warrants closed into escrow on the Private Placement Escrow Closing Date. The net proceeds from the Private Placement are being held in escrow pending receipt of stockholder approval and satisfaction of other conditions described below and, upon release from escrow, will be used for debt reduction and working capital.

•	Each Special Warrant is exercisable, without any additional consideration, into one unit consisting of one exchangeable share of SMTC Canada, and one half of a warrant to purchase an exchangeable share. Each whole warrant will be exercisable for one exchangeable share of SMTC Canada at an exercise price of Cdn$1.85 per share for a period of 60 months following the closing of the Offering.

•	The market value of the exchangeable shares of SMTC Canada on the Private Placement Escrow Closing Date (as determined by their closing price) was Cdn$1.20. The purchase price for the Special Warrants of Cdn$1.20 translates into a purchase price of Cdn$1.03 for each exchangeable share forming part of a unit and Cdn$0.17 for each half warrant to purchase an exchangeable share forming part of a unit. This represents a discount of Cdn$0.17 per exchangeable share or 14.2%.

•	Subject to satisfaction of applicable legal requirements, each exchangeable share can be exchanged on a one-for-one basis for one share of the common stock of the Company. Each exchangeable share, as nearly as practicable, is the economic equivalent of a share of our common stock, and is entitled to dividend and liquidation rights and participation in a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the common stock to the same extent and on an economically equivalent basis as the holders of SMTC common stock. Holders of the exchangeable shares are able to exercise essentially the same voting rights with respect to the Company as they would have if they had exchanged their exchangeable shares for our common stock.

•	The Special Warrants will be exercisable for units on the earlier of: (i) the sixth business day after the date on which a receipt has been issued by applicable Canadian securities regulatory authorities for a prospectus qualifying the distribution of the exchangeable shares and warrants issuable upon exercise of the Special Warrants (the “Prospectus Qualification Date”), and (ii) the first business day following the date that is 12 months following the Private Placement Escrow Closing Date. If the Prospectus Qualification Date has not occurred on or before the date that is 90 days following the Private Placement Escrow Closing Date or if the Company has not, within 120 days of the Private Placement Escrow Closing Date, registered in the United States the common stock underlying the exchangeable shares issuable in connection with the Offering, each Special Warrant shall thereafter entitle the holder to receive upon exercise, without payment of additional consideration, 1.1 units, in lieu of, one unit.

The new securities are issued by SMTC Canada instead of the Company because the Underwriters intended to place the securities primarily in Canada. Exchangeable Shares issued by SMTC Canada are, as nearly as practicable, functionally and economically equivalent to shares of common stock of SMTC (“Common Shares”), but the Common Shares are treated as foreign property for Canadian income tax purposes while the Exchangeable Shares are not. This difference in Canadian tax treatment makes the Exchangeable Shares more attractive to certain Canadian investors but has no impact on U.S. investors. The transaction has been structured as an issuance of Special Warrants that may be exercised, without additional consideration, for Exchangeable Shares in accordance with the custom and practice in Canada.

Agreement with the Company’s Current Lenders

•	The proposed Recapitalization Transaction includes the Agreement with the Current Lenders, for which a binding term sheet has been signed, under which the Company will satisfy its debt under its existing credit facility by:

•	repaying US$40 million of debt at par;

•	exchanging US$10 million of debt for US$10 million of the Company’s common stock and warrants valued on the same terms as the private placement; and

•	converting up to a limit of US$27.5 million, into second lien subordinated debt with maturity ranging from 4 to 5 years. In the unlikely event the remaining debt exceeds this limit, the difference will be repaid at par.

In addition, all warrants issued and to be issued to the current lenders (the “Lender Warrants”) in connection with the current credit facility will be cancelled. The Company agreed to issue such Lender Warrants to purchase our common stock if we did not meet certain EBITDA targets in connection with an amendment to our existing credit facility in December 2002. As a result of our shortfall in achieving such EBITDA targets, we have issued, or are currently obligated to issue, a total of 2,199,804 warrants with exercise prices ranging from $0.61 per share to $1.04 per share.

Our existing credit facility which we are seeking to refinance in connection with the Agreement with Current Lenders consists of a revolving credit facility of $80 million and a term loan with an outstanding balance of US$6,941,694 at April 2, 2004 which bear interest at the U.S. base rate plus 0.25% to 2.50%. The existing credit facility also contains several financial and other covenants, including minimum cumulative consolidated EBITDA and maximum total revolving extensions of credit which were based on a business plan for the Company that is inconsistent with the Company’s current capacity. As a result, the Company has repeatedly found itself in violation of the covenants under the current credit agreement and has repeatedly required amendments to and waivers of such covenants. Absent approval of Proposals No. 1-3 which will allow the consummation of the Recapitalization Transaction, the Company expects it will violate covenants under its current credit agreement by June 2004, including the minimum EBITDA covenant.

New Secured Credit Facility

•	In connection with the proposed Recapitalization Transaction, we intend to enter into a new, 3-year US$40 million asset-based credit facility with Congress Financial Corporation (Canada) for which a letter of intent has been signed. The Congress Credit Facility will include a term loan of up to $2 million, which will bear interest at the reference rate plus 1.00% and a revolving loan that will bear interest at the reference rate plus 0.50%. The reference rate will be the Canadian prime rate for the loans in Canada and the U.S. prime rate for the loans in the United States. The Congress Credit Facility will provide for customary fees, including a 1.00% closing fee and a termination fee of up to 2.00%.

•	The Company expects to draw approximately $12.5 million under the Congress credit facility at the closing of the Recapitalization Transaction. The actual amount to be drawn will depend on the amount of the Company’s outstanding indebtedness to our current lenders and the amount of expenses the Company incurs to consummate the Recapitalization Transaction.

Certain Effects of the Recapitalization Transaction

•	The effect of this refinancing is to lower the Company’s overall indebtedness at the closing of the Recapitalization Transaction by approximately US$37 million, extend the term of the majority of the remaining indebtedness and provide additional liquidity. The level of indebtedness under the existing lenders’ facility at December 31, 2003 was US$70.1 million.

•	Currently outstanding shares will be 39% of the outstanding shares after the Recapitalization Transaction and 30% of the outstanding shares upon the exercise of the private placement warrants and the warrants that will be issued to our current lenders (with such exercise generating approximately Cdn$41.1 million in additional proceeds for the Company).

Reasons for Seeking Shareholder Approval for the Recapitalization Transaction

We are seeking shareholder support for the Private Placement (Proposal No. 1) and the Agreement with Current Lenders (Proposal No. 2) because the NASDAQ Stock Market’s Marketplace Rule 4350(i)(D)(ii) requires shareholder approval in certain circumstances for the sale of common stock (or securities convertible into common stock). We are seeking shareholder support for the Authorized Share Amendment (Proposal No. 3) because we do not have a sufficient number of authorized Common Stock to issue all of the Common Stock that will be issuable pursuant to the terms of all of the securities that will be issued in the Recapitalization Transaction.

Support for the Recapitalization

We have the support of two large stockholders and the Board of Directors as follows:

•	Two of the Company’s largest stockholders, investment funds advised by Bain Capital, LLC and Celerity Partners, Inc., respectively, representing 25.5% of the current shares outstanding, have agreed to vote in favor of each of the Proposals related to the Recapitalization Transaction. These two stockholders, together with the lending syndicate that has agreed to convert a portion of its debt to equity, also have agreed to retain portions of their stock in the Company for up to nine months after the closing of the refinancing.

•	The Board of Directors has approved each of the Proposals related to the Recapitalization Transaction. The Board believes that the recapitalization is in the best interests of the Company and the stockholders and is fair to the stockholders due to, among other reasons more fully described in this Proxy Statement:

•	the over-leveraged capital structure of the Company;

•	the increased liquidity and working capital availability afforded by the refinancing;

•	the high probability of default under our credit agreement absent a refinancing;

•	the lack of a more favorable offer to the recapitalization proposal following a process undertaken to consider all strategic and financing options including identifying potential purchasers of all or part of the Company; and

•	the less favorable alternative to the Company and the stockholders that resulted from the negotiations with our current lenders regarding a stand alone refinancing.

Background and Reasons for the Recapitalization; Director’s Recommendation

The Board of Directors believes that the proposed Recapitalization Transaction is in the best interests of the Company and its stockholders. In reaching this conclusion, the Board considered the alternatives reasonably available to the Company, the impending maturity of the Company’s existing debt, the Company’s over-leveraged capital structure, the lack of availability under the existing credit agreement to adequately fund working capital needs and take advantage of supplier discounts, the impact our current debt amortization obligations and interest expenses would have on free cash flow and the likelihood of a default in the near term under the existing credit agreement absent the Recapitalization Transaction.

The process the Board and the Company engaged in to reach this conclusion is as follows:

In June 2003, the Company engaged Lazard Frères & Co. LLC (“Lazard”) as its investment banker to provide advice concerning strategic and financing alternatives including the possible sale of all or part of the Company, restructuring our current debt, third party refinancing or a combination of such alternatives. Beginning in June 2003, Lazard actively marketed the Company for sale; and as of August 2003, upon completion of the first round of the marketing process, had contacted eighteen parties identified as potentially being interested in purchasing the Company or participating in its restructuring. From those eighteen, ten executed confidentiality agreements and six provided non-binding indications of interest. In an effort to improve the indicative terms proposed to the Company, Lazard commenced a second round of the marketing process and invited the participants with the four best proposals to participate in this second round. In addition, non-binding indications of interest from two additional parties were received.

In September 2003, Lazard presented a summary of the second round indicative proposals to the Board. The Board found that all of the proposals represented a significant discount to the Company’s public market value and the public market’s valuations of the Company’s peers, called for the current lenders to compromise their debt, called for significant dilution to stockholders and had significant renegotiation and closing risk as the indicative proposals were subject to further due diligence on the part of the potential purchasers. The Board instructed Lazard to attempt to negotiate better terms and also instructed Lazard to begin to discuss the possibility of a stand alone refinancing with the current lenders together with pursuing other alternatives.

In late September/early October 2003, Lazard held discussions with the four potential purchasers offering the most favorable consideration and highest likelihood of closing in an effort to further clarify and improve the terms of their proposals. Lazard presented the results of these discussions to the Board and to the Company’s current lenders in October 2003. The Board continued to find the proposals unacceptable. The proposals continued to be at levels well below the market price for the Company’s common stock. The Board believed that stockholders were unlikely and it was not in the stockholders’ interest to support a sale transaction at such a low valuation. In addition, while all the proposals provided some consideration to existing stockholders, the Board believed that it was likely that once negotiations with all parties were completed, the stockholders would not receive material value. The

Board determined that the Company should pursue a stand alone refinancing with its current lenders. The current lenders agreed, and negotiations regarding a stand alone refinancing alternatives began.

In October 2003, the Company provided its current lenders with a term sheet for a stand alone refinancing and over the course of the next few months the Company continued active negotiations with its lenders. In mid-January 2004, the Company and its lenders met for an all day face-to-face meeting in an attempt to come to agreement on a term sheet for a stand alone refinancing. By the end of January 2004, the Company had substantial agreement on a term sheet with the majority of its lenders and was optimistic that it would obtain agreement from the remaining lenders in the near term and resolve the final outstanding issues. The term sheet was prepared based on an assumption of US$77.5 million of total indebtedness and included (i) a cash payment to our current lenders of all of the proceeds of a third-party revolving credit facility (not to be less than US$20 million) to repay a portion of the existing indebtedness, (ii) an exchange of $30 million of the remaining indebtedness for common stock of the Company in an amount equal to 75% of the outstanding shares of the Company on a fully diluted basis (which represented a purchase price for the common stock of approximately US$0.35 per share), (iii) a new credit facility with the current lenders providing for US$27.5 million in subordinated debt to restructure the remaining indebtedness, (iv) warrants to be issued to existing stockholders with an exercise price of one and a half times the effective price for the debt converted to common stock, and (v) a rights offering (each right consisting of the right to purchase one share of common stock or one exchangeable share) to existing stockholders at a price per right equal to the effective price for the debt converted to common stock.

Separately, the Company was pursuing new financing alternatives and in late January 2004, the Company received a letter of intent from Orion Securities Inc. (“Orion”) indicating an interest in underwriting a transaction to purchase equity interests in the Company. Accordingly, the Company revised the term sheet with its lenders to include consideration from the equity offering, increase the amount of debt payment and decrease the amount of debt to be exchanged for equity of the Company. After separate negotiations with Orion and our current lenders, Orion and our current lenders agreed to the proposed Recapitalization Transaction.

The Board believes the Recapitalization Transaction to be superior to the stand alone transaction it was negotiating with the lenders as it leaves the Company with approximately $7 million less debt, provides less dilution to stockholders, gives the Company more available capital to grow its business and raises capital by selling equity of the Company for the equivalent of approximately Cdn$1.03 (or approximately US$0.77 determined using the exchange rate of 1.34 on the Private Placement Escrow Closing Date) per share versus an exchange of debt for equity by the banks at approximately Cdn$0.47 (or approximately US$0.35 determined using the exchange rate of 1.34 on the Private Placement Escrow Closing Date) per share. The last term sheet with the lenders prior to the Orion offer would have reduced the Company’s debt by approximately US$27.5 million. The proposed Recapitalization Transaction reduces the Company’s debt at Closing by US$37 million. The stand alone transaction would have left the existing stockholders with approximately 25% of the equity of the Company and the Recapitalization Transaction leaves the existing stockholders with approximately 39% of the equity of the Company (or assuming that all warrants issued to the purchasers and to our current lenders as part of the special warrants are exercised 30%, with such warrant exercises generating approximately Cdn$41.1 million in additional proceeds), and the proposed Recapitalization Transaction provides the Company approximately US$8.5 million more in available capital under the Congress Credit Facility to fund working capital and growth than the last term sheet with the lenders.

In considering whether to support the Recapitalization Transaction, the Board also noted that the proposed Recapitalization Transaction is superior to any of the non-binding indications of interest to purchase the Company it received, as it provides more cash consideration to the banks, less dilution to stockholders, greater availability of capital for the Company and a much greater likelihood of closing.

The Board also noted that since Lazard’s marketing effort, no other party had presented the Company with a proposal which would be more favorable to the Company and its stockholders than the proposed Recapitalization Transaction.

The Board also considered the likely outcome for the Company if the Recapitalization Transaction is not completed and believes that the likely outcome for the Company if the Recapitalization Transaction is not

completed would be negative. If the Recapitalization Transaction had not been agreed to with the Company’s lenders prior to the issuance of the Company’s financial results for fiscal year 2003, the Company believes that suppliers and customers would have reacted negatively to the explanatory language regarding a going concern contained in the Company’s accountant’s unqualified audit opinion. Further, the Company would likely have been in default of several covenants under the terms of its existing credit agreement no later than the end of June 2004 such as the minimum availability and maximum revolver covenants. Absent the agreement with the current lenders on the Recapitalization Transaction, upon an event of default, the lenders could have decided to resort to their collateral, consisting of substantially all of the Company’s assets and in which event reorganization proceedings under the Bankruptcy Code could have been one of the possible consequences. If the Recapitalization Transaction is not approved by the stockholders, the Company will face a high probability of an event of default with its current lenders.

All members of the Board voted to approve the recapitalization with the exception of Mark Benham and Stephen Adamson, both partners of Celerity Partners, Inc., who abstained from voting because Celerity Partners, Inc. was considering a possible investment in the private placement that is a component of the Recapitalization Transaction.

The above information and factors considered by the Board are not intended to be exhaustive, but includes the material considerations of the Board and an overview of the process taken by the Board and the Company.

Risk Factors Relating to the Recapitalization Transaction

There are a variety of risks and special considerations associated with the completion of the Recapitalization Transaction (which includes the Private Placement and the Agreement with Current Lenders.) There are also a variety of risks and special considerations associated with not completing the Recapitalization Transaction. Stockholders of the Company should carefully consider the risks described below and the other information in the Proxy Statement before voting on Proposal No. 1, Proposal No. 2 and Proposal No. 3.

Risks if the Recapitalization Transaction is Approved

1. Current stockholders will be subject to significant dilution. Currently outstanding shares will be 39% of the outstanding shares after the Recapitalization Transaction and 30% of the outstanding shares upon the exercise of the warrants sold pursuant to the private placement and the debt exchange (with such exercise generating approximately Cdn$41.1 million in additional proceeds for the Company).

2. The Company will remain highly leveraged. Though the Recapitalization Transaction will reduce the Company’s total debt, the Company will continue to be highly leveraged. Under its new senior facility, the Company will have a secured revolving credit and term loan facility of up to $40,000,000. In addition, the Company will have up to $27,500,000 in second lien subordinated term debt.

3. The Company is currently exposed to foreign currency exchange risk on the proceeds of the recapitalization in escrow. As part of the Recapitalization Transaction, we have agreed to repay $40 million in cash to our existing lenders. This amount will be generated by borrowings under our new working capital facility and from the proceeds of our equity offering, which, net of underwriting expenses, total Cdn$37 million and are held in escrow. We will be required to convert the escrowed proceeds, upon stockholder approval, to satisfy the obligations to our existing lenders. In the event the Canadian dollar weakens relative to the U.S. dollar, it will have an adverse effect on our ability to purchase U.S. dollars in the amount of approximately US$200,000 for every $.01 change in the Canadian dollar/U.S. dollar exchange rate. The Company will monitor the exchange rate and the extent it deems necessary, it will hedge all or a portion of the Cdn$37 million; however, there can be no assurance that the Company will be successful in its hedging strategy.

4. The Company’s ability to use existing net operating losses to offset future taxable income may be subject to certain limitations. Section 382 of the Internal Revenue Code imposes a limitation on a corporation’s use of net operating loss (“NOL”) carryforwards following an “ownership change”. Whether or not the Recapitalization Transaction results in an ownership change for purposes of Section 382 depends upon whether the exchangeable shares of SMTC Canada are treated as shares of the Company under U.S. tax principles. Because the tax law governing the exchangeable shares is unclear, it is uncertain whether Section 382 will apply to the Recapitalization Transaction. If applicable, Section 382 could limit the amount of NOLs available to offset taxable income in future years and could preclude the full utilization of the Company’s NOLs. As of December 31, 2003, the Company had total net operating loss carryforwards of approximately $142.4 million.

Risks if the Recapitalization Transaction is Not Approved

1. The Company would likely have an event of default under the terms of its existing credit agreement and would not likely be able to negotiate a transaction with equal or more favorable terms. If the Recapitalization Transaction is not approved at the stockholders’ meeting, the Company expects that it would not be able to negotiate a deal on terms as favorable as the Recapitalization Transaction. The Company also expects that it would likely be in default under its existing credit agreement no later than June 2004 due to noncompliance with several covenants including the minimum availability and maximum revolver covenants. Upon a default, the lenders could resort to their collateral consisting of substantially all of the Company’s assets and reorganization proceedings under the Bankruptcy Code and/or the Companies’ Creditors Arrangement Act could be one of the possible consequences.

2. The Company will not be entitled to a refund of the underwriters’ fees. The Company paid 6% of the gross proceeds on the sale of Special Warrants, or approximately US$1,800,000, as cash commission to the underwriters on the Private Placement Escrow Closing Date. In the event the Company’s stockholders do not approve the Recapitalization Transaction, all of the escrowed funds will be returned to the purchasers of the Offering, and the Company will not be entitled to a refund of the commission and expenses paid to the Underwriters pursuant to the Underwriting Agreement.

3. The Company may have to issue to the Purchasers units exchangeable for Exchangeable Shares and Exchangeable Share purchase warrants of SMTC Canada on the same terms as the private placement. In the event that the Company does not obtain its stockholders’ approval for the Recapitalization Transaction, then, subject to NASDAQ approval, the purchasers will be allowed, for a period of five business days following the date on which stockholders of the Company declined to approve the Offering, to subscribe, on a pro rated basis, for Units representing (i) an aggregate number of underlying Exchangeable Shares that does not exceed 25% of all such issued and outstanding Exchangeable Shares and (ii) an aggregate number of Underlying Common Shares that, together with the Underlying Common Shares issuable on exchange of the securities described in (i), does not exceed 19.9% of the issued and outstanding shares of common stock of the Company (the “Allowable Subscription”). The purchasers will be able to subscribe for the Units on the same terms as the Offering.

4. The Company may have to pay the Purchasers an additional amount if it enters into an Alternative Business Transaction. If the Company fails to obtain stockholder approval for the Recapitalization Transaction and an Alternative Business Transaction is completed on or prior to February 17, 2005, the Company will be required to pay to each Purchaser, (with respect to the number of Exchangeable Shares included in Special Warrants that were held in escrow for the benefit of such Purchaser (or its assignees) at the time the stockholders declined to approve the Private Placement minus the number of Exchangeable Shares purchased by such Purchaser (or its assignees) pursuant to the Allowable Subscription) an amount equal to one-half of the difference between the average market price of the Exchangeable Shares at the close of business for the period that is ten trading days immediately preceding the date of the stockholders’ meeting called to approve the Offering and the subscription price of the Units, such payment to be made on completion of such Alternative Business Transaction. This fee would likely have the effect of making it more difficult for the Company to find another party interested in a transaction and would further reduce the likelihood that the Company would be able to negotiate a transaction on equal or more favorable terms. If a stockholders’ meeting had been held on April 2, 2004 at which the Proposals related to the Recapitalization Transaction failed to obtain stockholder approval and an Alternative Business Transaction were completed on or prior to February 17, 2005, the Company would have been required to pay the Purchasers an aggregate of approximately Cdn$1,950,000 under this provision.

PROPOSAL NO. 1

APPROVAL OF THE PRIVATE PLACEMENT

Summary

The following describes the Private Placement in greater detail than is included above in the summary of the Recapitalization Transaction. This Proposal No. 1 is one of three separate proposals (Proposals No. 1-3) that must be approved in order for the Recapitalization Transaction to be consummated.

Terms of the Private Placement

• Closing:	The Offering closed into escrow on the Private Placement Escrow Closing Date. The net proceeds from the Offering are being held in escrow pending receipt of stockholder approval.

• Issuer:	SMTC Manufacturing Corporation of Canada (“SMTC Canada”), an indirect wholly-owned subsidiary of the Company.

• Issue:	33,350,000 Special Warrants (the “Special Warrants”). Each Special Warrant will be exercisable, without any additional consideration, for one unit (collectively “Units”) comprised of one exchangeable share of SMTC Canada (an “Exchangeable Share”) and one-half of one share purchase warrant bearing the attributes described herein (the “Warrants”), subject to adjustment in certain circumstances described below, without payment of additional consideration.

• Subscription Price:	Cdn$1.20 per Special Warrant (approximately US$0.90 using the exchange rate on the day the Offering closed into escrow).

• Discount:	The market value of the exchangeable shares of SMTC Canada on the Private Placement Escrow Closing Date (as determined by their closing price) was Cdn$1.20. The purchase price for the Special Warrants of Cdn$1.20 translates into a purchase price of Cdn$1.03 for each exchangeable share forming part of a Unit and Cdn$0.17 for each half warrant to purchase an exchangeable share forming part of a Unit. This represents a discount of Cdn$0.17 per exchangeable share or 14.2%.

• Amount:	Cdn$40,020,000, Cdn$37 million net of underwriting expenses (US$29.9 million, US$27.6 million net of underwriting expenses, using the exchange rate on the day the Offering closed into escrow).

• Use of Proceeds:	To repay indebtedness and for general corporate purposes including working capital.

• Exchangeable Shares:	The Exchangeable Shares will be listed on the Toronto Stock Exchange (the “TSX”) and will constitute securities that are not foreign property for Canadian income tax purposes and that provide holders with a security that is, as nearly as practicable, functionally and economically equivalent to shares of common stock of SMTC (“Common Shares”) that are quoted on the NASDAQ. The Exchangeable Shares are entitled to dividend and liquidation rights and rights to participate in a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the Common Shares to the same extent and on an economically equivalent basis as the holders of the Common Shares. Holders of the Exchangeable Shares are able to exercise essentially the same voting rights with respect to the Company as they would have if they had exchanged their exchangeable shares for our Common Shares.

• Exchange Privilege:	Each Exchangeable Share will be exchangeable at the option of the holder, at any time, for one Common Share of the Company, subject to certain legal requirements.

• Voting Rights:	Through a voting and exchange trust agreement, holders of the Exchangeable Shares have voting rights with respect to the Company which are functionally equivalent to those they would have upon an exchange of Exchangeable Shares for Common Shares.

• Dividend and Liquidation Rights:	Holders of Exchangeable Shares are entitled to dividend and liquidation rights that are, as nearly as practicable, economically equivalent to those of holders of Common Shares.

• Support Agreement:	SMTC Canada and the Company have agreed to take all necessary steps to maintain the economic equivalency of the Exchangeable Shares and the Common Shares and to take all necessary steps to ensure that such economic equivalency applies to the Exchangeable Shares issuable upon exercise or deemed exercise of the Special Warrants or the Warrants.

• Eligibility:	The Exchangeable Shares will be qualified investments under the Income Tax Act (Canada) for trusts governed by RRSPs, RRIFs and DPSPs, as well as under the usual investment statutes. The Common Shares issuable upon the exchange of the Exchangeable Shares (the “Underlying Common Shares”) will be foreign property for purposes of the Income Tax Act (Canada).

• Special Warrants:	Subject to the terms of the escrow referred to below under “Escrow”, the Special Warrants will be exercisable by the holders thereof, on a one-for-one basis for Units, subject to adjustment in certain circumstances, without payment of additional consideration, at any time on or before 5:00 p.m. (Toronto time) on the date (the “Expiry Date”) that is the earlier of: (i) the sixth business day after the date that a receipt is issued by the securities regulatory authority in the qualifying jurisdiction in which the holder is resident (holders of Special Warrants resident outside of Canada shall be deemed to be residents of Ontario for these purposes) for a (final) prospectus qualifying the distribution of the Units (the “Prospectus Qualification Date”); and (ii) the first business day following the date which is 12 months after the Private Placement Escrow Closing Date. Special Warrants not exercised prior to the Expiry Date will be deemed to have been exercised by the warrant agent on behalf of the holders, without any further action on the part of the holders, at 4:59 p.m. (Toronto time) on the Expiry Date.

• Qualification of Units and Registration of Underlying Common Shares:	SMTC Canada and the Company have covenanted and agreed to, (i) file a preliminary prospectus (in respect of which the Underwriters and their legal counsel shall have an opportunity to participate) in respect of the issuance and distribution of the Units in each of the qualifying jurisdictions as soon as practicable following the Private Placement Escrow Closing Date, (ii) exercise its commercially reasonable best efforts to resolve all comments received or deficiencies raised by the various securities regulatory authorities in the qualifying jurisdictions as expeditiously as possible, (iii) exercise its commercially reasonable best efforts to file and obtain receipts for a (final) prospectus (the “Final Prospectus”) in each qualifying jurisdiction (in respect of which the Underwriters and their counsel shall have an opportunity to participate) which qualifies the issuance and distribution of the Units as soon as possible after such regulatory comments and deficiencies have been resolved and in no event later than 5:00 p.m. (Toronto time) on the date that is 90 days after the Private Placement Escrow Closing Date (the “Prospectus Qualification Deadline”), and (iv) file a registration statement (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) registering the Underlying Common Shares and to take such other steps as may be necessary to ensure the free tradability of the Underlying Common Shares as soon as possible but in no event later than the date that is 120 days after the Private Placement Escrow Closing Date (the “Registration Qualification Deadline”).

• Dilution:	If the Prospectus Qualification Date does not occur on or before the Prospectus Qualification Deadline or if the date on which the Registration Statement becomes effective does not occur on or before the Registration Qualification Deadline, each Special Warrant exercised after the Prospectus Qualification Deadline shall entitle the holder thereof to receive 1.1 Units without payment of additional consideration.

• Resale Restrictions:

The Special Warrants will be issued in Canada pursuant to exemptions from prospectus requirements and will be subject to resale restrictions. In the event that the Company is unable to obtain a receipt for the (final) prospectus in a qualifying jurisdiction in Canada, the Units may be subject to statutory hold periods during which these securities may not be resold in such qualifying jurisdiction in Canada. In addition, any Special Warrant exercised prior to the issuance of a receipt for the (final) prospectus by the securities regulatory authority in such holder’s qualifying jurisdiction in Canada may be subject to statutory restrictions on the resale of the Units acquired thereby.

If no prospectus is filed as contemplated herein during the twelve month period following Closing, the Special Warrants will be automatically exchanged into Units.

In the event that the Company is unable to cause the registration statement filed with the SEC in the U.S. to become effective or is otherwise unable to ensure the free tradability of the Underlying Common Shares, the Underlying Common Shares will be subject to statutory hold periods during which they may not be resold in Canada or the United States.

• Listing:	SMTC Canada has applied to list the Exchangeable Shares and the Warrants on the TSX. The Company will file a listing of additional shares form with NASDAQ to list the Underlying Common Shares on the NASDAQ.

• Warrant Terms:	Each whole Warrant forming part of a Unit will be exercisable for one Exchangeable Share at any time on or prior to March 4, 2009 at an exercise price equal to Cdn$1.85 per Exchangeable Share. The terms of the Warrants include customary anti-dilutive protections.

• Stockholder Approval:	The Company, SMTC Canada and each of their respective management and board of directors have agreed to seek and (subject to fiduciary duties) publicly recommend stockholder approval for the Offering, and have agreed to use commercially reasonable best efforts to hold a meeting of each such corporation’s stockholders (unless a meeting of SMTC Canada is not required by the TSX) for such purpose within 60 days following the Closing of the Offering, but in any event no later than 90 days following the closing of the Offering. SMTC Canada has obtained confirmation from the TSX that the TSX does not require such stockholder approval provided the Offering receives SMTC stockholder approval. Accordingly, SMTC Canada has not sought, and is not seeking, such stockholder approval. In the event that the Company does not obtain its requisite stockholders’ approval, then, subject to NASDAQ approval, purchasers will be allowed for a period of five business days following the date the stockholders declined to approve the Offering to subscribe, on a pro rated basis, for Units representing (i) an aggregate number of underlying Exchangeable Shares that does not exceed 25% of all such issued and outstanding shares and (ii) an aggregate number of Underlying Common Shares that, together with the Underlying Common Shares issuable on exchange of the securities described in (i), does not exceed 19.9% of the issued and outstanding shares of common stock of the Company (“Allowable Subscriptions”). The 25% threshold in clause (i) is based on a TSX requirement that stockholders approve the sale of greater than 25% of the issued and outstanding shares of a TSX listed company, and the 19.9% threshold in clause (ii) is based on a NASDAQ requirement that stockholders approve certain sales of greater than 19.9% of the issued and outstanding shares of a NASDAQ listed company.

• Escrow:

The net proceeds of the offering have been deposited by Orion Securities Inc. directly with CIBC Mellon Trust Company, as custodian, until such time as stockholder approval and the bank debt restructuring (as further described herein) approval is received. It is a further condition in favor of the Special Warrant holders of the release of the net proceeds to SMTC Canada, that no Insolvency Event (as defined below) has occurred and is continuing. The custodian is required to invest the net proceeds of the offering in government securities until they are returned to the purchasers of Special Warrants or they become the property of SMTC Canada upon satisfaction of all of the escrow conditions.

An “Insolvency Event” will occur if,

(i) The Company or SMTC Canada (a) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, administrator, trustee, liquidator or other similar official for itself or for all or substantially all of its assets (b) makes a general assignment for the benefit of creditors or a proposal under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or the Winding-up and Restructuring Act (Canada) or a similar law of any applicable jurisdiction, (c) institutes any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors; or

(ii) any proceeding against the Company or SMTC Canada has been commenced to: (a) adjudicate it a bankrupt or insolvent; (b) result in the liquidation, dissolution winding-up, reorganization, arrangement, adjustment, protection or relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors; or (c) result in the appointment of a receiver, custodian, administrator, trustee, liquidator or other similar official for it or for all or any material part of its assets, and, in each case, such proceeding remains undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding shall occur.

In the event that the requisite shareholder approval is not received or an Insolvency Event occurs and is continuing, then any amount held in escrow by the custodian, together with any interest earned on that portion of the escrowed funds, will be returned and or paid by the custodian to the holders of Special Warrants. Purchasers will then have the ability to purchase Units pursuant to the Allowable Subscriptions.

The Company and SMTC Canada have agreed that the Company’s and SMTC Canada’s existing bank debt will be contemporaneously restructured in accordance with the terms described under “Terms of Transaction with Current Lenders,” and that such restructuring will occur on or promptly following any shareholder approval of the offering or in the event such restructuring is not completed in accordance with the terms described under “Terms of Transaction with Current Lenders,” a restructuring is completed in a manner and form satisfactory to the Lead Underwriter in its sole discretion, acting reasonably. Should such restructuring not occur in accordance with the terms described under “Terms of Transaction with Current Lenders,” or to the satisfaction of the Lead Underwriter, at its sole discretion, the custodian will be obliged to return to the purchasers of the Offering, an amount equal to the amount in escrow together with interest thereon, and SMTC Canada shall be obliged to pay to the purchasers of the Offering an amount equal to the gross proceeds of the Offering, together with any interest earned on the escrowed proceeds, less the amount paid by the custodian.

Until such time as the above approvals/steps occur, the amounts held in escrow as noted above will not be the property of SMTC Canada.

• Commission:	6% of the gross proceeds on the sale of Special Warrants was paid by the Company to the Underwriters as cash commission on the Private Placement Escrow Closing Date. In the event the Company’s stockholders do not approve the recapitalization, all of the escrowed funds will be returned to the holders of the Special Warrants and the Company will have absorbed the cost of the commission and the Underwriter’s reasonable costs and expenses.

• Costs and Expenses:	All reasonable costs and expenses of the Offering, whether or not completed, were borne by SMTC Canada and the Company, including the reasonable costs and disbursements of the Lead Underwriter and their legal counsel (and the other syndicate members, if applicable). The cost and expenses of the Offering, including the underwriters’ commission and the fees of the underwriters’ and the Company’s legal counsel were approximately US$2.3 million.

• Indemnity:	The Company and SMTC Canada have agreed to jointly and severally indemnify and save harmless the Underwriters, any U.S. broker-dealer affiliate of an Underwriter that offers any Special Warrants for sale to U.S. Persons and their respective affiliates and their respective partners, directors, officers, employees and agents against all losses (other than a loss of profit), claims, damages, liabilities, costs and expenses caused or incurred by reason of (i) any material misrepresentation or omission in the documents filed in connection with the Offering, (ii) inquiries, investigations or proceedings commenced or threatened by certain government or regulatory authorities other than in certain limited instances, (iii) failure by the Company or SMTC Canada to comply with relevant U.S. or Canadian securities laws in connection with the offering, issuance, sale and delivery of the Special Warrants or the underlying securities or (iv) a breach by the Company or SMTC Canada of the covenants, representations, warranties or obligations made by them in the Underwriting Agreement.

• Alternative Business Transactions:	If the Company or SMTC Canada fail to obtain the stockholders’ approval described under “Stockholder Approval” above and an Alternative Business Transaction is completed on or prior to February 17, 2005, the Company and SMTC Canada shall pay to each Purchaser, (with respect to the number of Exchangeable Shares included in Special Warrants that were held in escrow for the benefit of such Purchaser (or its assignees) at the time the stockholders declined to approve the Offering minus the number of Exchangeable Shares purchased by such Purchaser (or its assignees) pursuant to the Allowable Subscription) an amount equal to one-half of the difference between the average market price of the Exchangeable Shares at the close of business for the period that is ten trading days immediately preceding the date of this stockholders’ meeting called to approve the offer and the subscription price of the Units contemplated in the Underwriting Agreement, such payment to be made on completion of such Alternative Business Transaction. An “Alternative Business Transaction” means the issuance of equity securities of SMTC Canada or the Company or securities of SMTC Canada or the Company convertible or exchangeable into equity securities of SMTC Canada or the Company resulting in the issuance in excess of 10% of the aggregate number of Common Shares and Exchangeable Shares outstanding on February 17, 2004 on a fully diluted basis (without duplication and other than (i) pursuant to the Company’s stock option plan or share purchase plan, and (ii) any instrument convertible into or exchangeable for voting securities of the Company that is outstanding on the date hereof) or a business transaction involving a change in the control of the Company including a merger, amalgamation, arrangement, take-over bid, insider bid, reorganization, joint venture, sale of all or substantially all of the assets of the Company (which for greater certainty excludes all internal reorganizations currently contemplated in the Company’s business plans). An Alternative Business Transaction shall not include a restructuring of the Company’s existing bank debt (i) without third party equity capital; or (ii) that is on terms and conditions and that provides the Company’s existing lenders with consideration that in aggregate is less favorable than as provided by the terms described under “Terms of Transaction with Current Lenders.”

• Standstill Period:	Each of the Company and SMTC Canada and their respective subsidiaries has agreed that for a period of 120 days following the Private Placement Escrow Closing Date, it will not sell or issue, or enter into any agreement to sell or issue, any of their respective equity securities (or securities convertible into such equity securities) in excess of 5% of the total value or number of such securities outstanding following completion of the offering (other than the grant of options pursuant to either corporations stock option plans or stock purchase plans or the issuance of securities on the exercise of previously granted options, warrants or other securities of such corporation or in connection with any acquisition, strategic investments or strategic alliance involving the Company or SMTC Canada or any securities issuable under the “Terms of Transaction with Current Lenders,” without the prior written consent of Orion, such consent not to be unreasonably withheld or delayed. These restrictions will no longer apply if the Offering is not completed or if stockholder approval is not obtained.

• Lock-ups:

Two of the Company’s largest stockholders, investment funds advised by Bain Capital, LLC and Celerity Partners, Inc., respectively, representing 25.5% of the current shares outstanding, have agreed to vote their shares in favor of the recapitalization and have agreed to retain portions of their stock in the Company for the following periods:

(i)      1/3 of their stock until the date that is three months after the closing of the proposed recapitalization,

(ii)     1/2 of their stock until the date that is six months after the closing of the proposed recapitalization, and

(iii)   1/6 of their stock until the date that is nine months after the closing of the proposed recapitalization.

• Other:	The Company has covenanted that it is engaged in a best efforts attempt to hire a suitable full-time Chief Financial Officer who will replace the individual who is currently acting in such capacity on an interim basis. Contemporaneously with the completion of the recapitalization, the Company has agreed to engage in a best efforts attempt to hire a suitable full-time Chief Executive Officer who will replace the individual who is currently acting in such capacity on an interim basis.

THE BOARD RECOMMENDS A VOTE TO APPROVE THE PRIVATE PLACEMENT.

PROPOSAL NO. 2

APPROVAL OF THE AGREEMENT WITH CURRENT LENDERS

The following describes the Agreement with Current Lenders in greater detail than is included above in the summary of the Recapitalization Transaction. This Proposal No. 2 is one of three separate proposals (Proposals No. 1-3) that must be approved in order for the Recapitalization Transaction to be consummated.

Terms of the Agreement with Current Lenders

The terms of the transaction agreed to by the Company and the Company’s current lenders are based on an assumption of $77,500,000 of total indebtedness outstanding under the existing credit agreement and a reduction of that amount by $40,000,000 using proceeds from the Congress Credit Facility and the Private Placement.

In addition, the Company and SMTC Canada will (i) exchange $10 million of the remaining obligations under the existing credit agreement for units comprised of one share of common stock of the Company (the “Common Stock”) and one-half of a share purchase warrant of the Common Stock (the “Units”) through an exchange offer (as more fully set forth below, the “Exchange Offer”) and (ii) enter into an amended and restated credit facility (the “Amended Credit Facility”) with the current lenders providing for (a) a $15 million four year term loan and (b) a $12.5 million five year term loan, to restructure the remaining amount of the indebtedness under the Existing Credit Agreement.

To the extent the total indebtedness outstanding under the Existing Credit Agreement minus the total of (i) the $40,000,000 in cash plus (ii) the $27,500,000 in term loans is less than $10,000,000, the amount of the term loan B will be adjusted. To the extent such amount is more than $10,000,000, the Company has agreed to repay the amount of such excess in cash to reduce permanently the outstanding obligations owed pursuant to the existing credit agreement.

Our existing credit facility, which we are seeking to refinance in connection with the Agreement with Current Lenders, consists of a revolving credit facility of $80 million and a term loan with an outstanding balance of US$6,941,694 at April 2, 2004 which bear interest at the U.S. base rate plus 0.25% to 2.50%. The existing credit facility also contains several financial and other covenants, including minimum cumulative consolidated EBITDA and maximum total revolving extensions of credit which were based on a business plan for the Company that is inconsistent with the Company’s current capacity. As a result, the Company has repeatedly found itself in violation of the covenants under the current credit agreement and has repeatedly required amendments to and waivers of such covenants. Absent approval of Proposals No. 1-3 which will allow the consummation of the Recapitalization Transaction, the Company expects it will violate covenants under its current credit agreement by June 2004, including the minimum EBITDA covenant.

The terms agreed to by the Company and the current lenders are as follows:

Second Amended and Restated Credit Agreement (the “Amended Credit Facility”)

• Term Loans:

A. Terms of Term Loan A

Amount:	$15,000,000

Interest:	Cash payments equal to the prime rate plus 2.5%, payable monthly, in arrears.

Amortization:	Eight equal quarterly principal amortization payments of $833,333.33, as adjusted, followed by five equal quarterly principal amortization payments of $1,666,666.67, as adjusted, due on each March 31, June 30, September 30 and December 31 from December 31, 2004 through the Term Loan A Maturity Date, provided that the Borrowers may elect to postpone an amortization payment for up to 45 days in the event that the amortization payment could not be made without violating the minimum availability covenant in the Congress Credit Facility.

Maturity Date:	December 31, 2007

B. Terms of Term Loan B

Amount:	Up to $12,500,000

Interest	Payment in kind interest of 8% and cash interest of 4%, until Term Loan A is paid in full and then payment in kind interest of 6% and cash interest of 6%, in each case, payable semi-annually in arrears.

Amortization:	The payments shall equal 33% of the accreted value of Term Loan B at the earlier to occur of the (a) end of the fourth year of the loan or (b) payment in full of the principal and interest of the Term Loan A, paid semi-annually with any amounts still owing under Term Loan B due at the Maturity Date.

Maturity Date	December 31, 2008

• Collateral:	The obligations under the Amended Credit Facility will be secured by a lien on substantially all of the Company’s assets that will be junior to a lien in favor of Congress.

• Mandatory Prepayment:	Beginning in 2005, 50% of the amount (based on the prior fiscal year’s actual results as reported in the audited financial statements of the Borrowers) in excess of Target Available Free Cash Flow will be paid towards Term Loan B until its Maturity Date, and then towards Term Loan A, until its Maturity Date, payable annually, 90 days after the Borrower’s fiscal year end. “Target Available Free Cash Flow” shall be budgeted earnings before depreciation and amortization (“EBDA”) less capital expenditures, less changes in working capital, based on the forecast provided to the Lenders in December 2003.

50% of the amount of net cash proceeds from all equity issuances (other than pursuant to (a) the committed portion of the Offering which, for the avoidance of doubt, excludes any over-allotment or upsizing above Cdn$40,000,000 of the Offering or (b) employee stock options) will be paid towards Term Loan B until its Maturity Date, and then towards Term Loan A, until its Maturity Date.

Mandatory Prepayments are to be applied to Term Loan A or Term Loan B, as applicable, across remaining scheduled amortization payments on a pro rata basis.

• Voluntary Prepayments:	Voluntary prepayments permitted without premium or penalty.

The Exchange Offer

• Obligations Subject to Restructure:	$10 million of the issued and outstanding indebtedness under the Existing Credit Facility and all warrants issued to the Lenders under the Existing Credit Facility.

• Warrant Cancellation:	All warrants issued to the Lenders under the Existing Credit Facility will be cancelled as part of the exchange.

• Debt Exchange:	Pursuant to the Exchange Offer, the Company will issue to the Lenders their pro-rata Units comprised of one share of Common Stock and one-half of a share purchase warrant of the Common Stock (the “Warrants” and together with such Common Stock, the “New Stock”) at the same price as the units being issued to the purchasers in the Offering.

• Lock-up:

The Lenders will agree not to sell:

(i)      1/3 of their New Stock until the date that is three months after the closing of the proposed recapitalization,

(ii)     1/2 of their New Stock until the date that is six months after the closing of the proposed recapitalization, and

(iii)   1/6 of their New Stock until the date that is nine months after the closing of the proposed recapitalization.

• Warrant Terms:	Each whole Warrant forming part of a Unit shall be exercisable on terms consistent with those provided to the investors in the Offering.

• Expenses:	The Company and SMTC Canada will pay all reasonable legal fees and expenses of the Lenders incurred in connection with the transactions contemplated hereby.
General

• Conditions:	Conditions customary and appropriate for a transaction of this kind and nature, and, including but not limited to, the absence of a material adverse change.

• Expenses:	The Company will pay all reasonable legal and other fees and expenses of the Agent and each Lender in connection with the recapitalization. The Company estimates such fees and expenses will be approximately US$500,000.

THE BOARD RECOMMENDS A VOTE TO APPROVE THE AGREEMENT WITH CURRENT LENDERS

PROPOSAL NO. 3

APPROVAL OF THE AUTHORIZED SHARES AMENDMENT

The following describes the Authorized Shares Amendment in greater detail than is included above in the summary of the Recapitalization Transaction. This Proposal No. 3 is one of three separate proposals (Proposals No. 1-3) that must be approved in order for the Recapitalization Transaction to be consummated.

At the Annual Meeting, stockholders will be asked to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of Common Stock. The Company will not be able to complete the Recapitalization Transaction if this amendment is not adopted because it will not have a sufficient number of authorized shares to issue all of the Common Stock which would need to be issued upon the exercise and exchange of the various securities issued in the Recapitalization Transaction.

If the Reverse Stock Split Amendment is approved and the Board of Directors subsequently determines to effect a reverse stock split, the number of authorized shares will be reduced by the reverse stock split ratio.

Purpose of the Increase in Authorized Shares

The Board of Directors has approved and is hereby soliciting stockholder approval of an amendment to the Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 60,000,000 to 130,000,000. On April 1, 2004, the Company had 24,375,718 shares of Common Stock outstanding and 9,894,046 shares of Common Stock reserved for specific purposes, including issuance upon exercise of outstanding stock options or for future awards under its equity incentive plans (including awards to purchase Exchangeable Shares which may then be exchanged for Common Stock), the exercise of warrants to purchase Common Stock issued by the Company and the exchange of Exchangeable Shares outstanding on that date for Common Stock. Subject to stockholder approval of the Recapitalization Transaction, SMTC Canada will issue in the private placement 33,350,000 Exchangeable Shares and warrants to purchase 16,675,000 Exchangeable Shares, and the Company will issue to its lenders approximately 11,100,000 shares of Common Stock and warrants to purchase approximately 5,550,000 shares of Common Stock. Each of the Exchangeable Shares will be exchangeable into one share of Common Stock. In order to be able to issue all of the Common Stock which may be issued in connection with the exercise and exchange of the securities issued in the Recapitalization Transaction, the Company needs to increase its authorized number of shares of Common Stock. In addition to the those shares which may have to be issued upon the exercise and exchange of the securities issued in the Recapitalization Transaction, the Board of Directors believes that it is desirable to have available a substantial number of authorized but unissued shares of Common Stock which may be issued from time to time, without further action by the stockholders, to provide for stock splits or stock dividends, stock options and other equity incentives, to be able to take advantage of acquisition opportunities, to facilitate the consummation of commercial agreements, to meet future capital needs and for other general corporate purposes.

Risks Associated with the Increase in Authorized Shares

The issuance of additional authorized shares of Common Stock may dilute the voting power and equity interest of present stockholders. Prior to the Authorized Shares Amendment, if all of the existing authorized shares were issued, current shares outstanding would be approximately 47.8% of the total outstanding shares. If the Authorized Shares Amendment is approved and all of the then authorized shares were issued, current shares outstanding would be approximately 22.1% of the total outstanding shares. Finally, if the Authorized Shares Amendment is approved and all of the authorized shares were issued, current shares outstanding and all shares issuable in connection with the Recapitalization Transaction would be approximately 73.3% of the total shares outstanding. It is not possible to predict in advance whether the issuance of additional shares will have a dilutive effect on earnings per share as it depends on the specific events associated with a particular transaction. Shares of authorized but unissued Common Stock may be issued from time to time by the Board of Directors without further stockholder action unless such action is required by Delaware law, under which the Company is incorporated, the Company’s Certificate of Incorporation, or the rules of the Nasdaq National Market System (“NASDAQ”). Additional authorized but unissued shares of Common Stock might be used in the context of a defense against or response to possible or threatened hostile takeovers. In addition, our certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors, and which may also have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board. We are also subject to the Delaware business combination statute (Delaware General Corporation Law §203) because we have not elected to opt-out of the provisions except to the extent that certain Bain and Celerity stockholders will not be treated as “interested stockholders” within the meaning of the statute. Finally, our by-laws contain advance notification requirements for stockholders to nominate directors or bring proposals before the stockholders. The Board of Directors has determined, however, that the advantages of the additional authorized shares outweigh any potential disadvantages. The Board of Directors has determined that approval of the increase in the authorized shares is in the best interest of the stockholders because it would facilitate the Company’s business and financial purposes in the future without the necessity of delaying such activities for further stockholder approvals, except as may be required in a particular case by Delaware law, the Company’s Certificate of Incorporation, or the rules of NASDAQ.

THE BOARD RECOMMENDS A VOTE TO APPROVE THE AUTHORIZED SHARES AMENDMENT.

PROPOSAL NO. 4

APPROVAL OF THE REVERSE STOCK SPLIT AMENDMENT

At the Annual Meeting, stockholders will be asked to approve an amendment of the Certificate of Incorporation, in order to effect a reverse stock split of the Common Stock. If the stockholders approve the amendment, the Board of Directors will have the authority, in its sole discretion, to file this amendment.

Background

The Board of Directors has approved and is hereby soliciting stockholder approval of an amendment to the Certificate of Incorporation to effect a reverse stock split of 1:3, 1:4 or 1:5. A vote FOR the Reverse Stock Split Amendment will include approval of the combination of any whole number of shares of Common Stock between and including three and five into one share of Common Stock and will grant the Board of Directors the authority to select which of the approved exchange ratios within that range will be implemented. The par value of the Common Stock would remain unchanged at $0.01 per share. The number of authorized shares of Common Stock would be reduced by the reverse stock split ratio, although this reduction would occur after giving effect to the increase in the number of authorized shares contemplated by the Authorized Shares Amendment as described above. If the stockholders approve the Reverse Stock Split Amendment, the Board of Directors will have the authority, in its sole discretion, and without further action on the part of the stockholders, to select one of the approved reverse stock split ratios and effect the approved reverse stock split by filing and amendment with the Delaware Secretary of State at any time after the approval of the Reverse Stock Split Amendment and on or before December 31, 2004. The Board of Directors believes that approval of a proposal granting this discretion to the Board, rather than approval of an immediate reverse stock split at a specified ratio, provides the Board with the maximum flexibility to react to current market conditions in the best interests of the Company and its stockholders. The Board will only decide to effect a reverse stock split if it determines that doing so, at the selected ratio, is in the best interests of the Company and its stockholders.

If the Reverse Stock Split Amendment becomes effective, the Exchangeable Shares will be combined on the same basis so that one Exchangeable Share will continue to be exchangeable for one share of Common Stock.

The Board of Directors has determined that the reverse stock split is in the best interests of the Company and its stockholders. However, the Board of Directors reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to decide not to proceed with the filing of the Reverse Stock Split Amendment and the reverse stock split, if, at any time prior to the filing of the Reverse Stock Split Amendment, it determines, in its sole discretion, that the reverse stock split is no longer in the best interests of the Company and the stockholders. By approving the Reverse Stock Split Amendment, the Company’s stockholders will be authorizing the Board to implement the reverse stock split at any time on or before December 31, 2004 or to abandon the reverse stock split at any time prior to implementation. If the Reverse Stock Split Amendment has not been filed with the Delaware Secretary of State by the close of business on December 31, 2004, the Board will either re-solicit stockholder approval or abandon the reverse stock split.

Purpose of the Reverse Stock Split

The Common Stock is currently quoted on The Nasdaq Stock Market’s National Market (“The Nasdaq National Market”) under the symbol “SMTX.” The primary reasons the reverse stock split is being proposed are to increase the likelihood of maintaining the eligibility of the Common Stock for listing on The Nasdaq National Market and to increase the attractiveness of the Common Stock and Exchangeable Shares to potential investors. In order to maintain our listing on The Nasdaq National Market, the minimum daily closing bid price per share of the Common Stock must be $1.00 or greater. On November 19, 2003, Nasdaq notified us that the Common Stock had failed to maintain a minimum closing bid price greater than or equal to $1.00 for thirty (30) consecutive trading days. A failure to comply with this requirement for continued listing on The Nasdaq National Market subjects the Common Stock to possible delisting. Subsequently, the Company has maintained a minimum closing bid price of greater than $1.00 for more than ten consecutive trading days, and accordingly, the Nasdaq Listing Qualifications Panel has determined to continue the listing of the Company’s securities on The Nasdaq National Market. Nonetheless, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to effect a reverse stock split which would increase the likelihood that the Company will be able to maintain its listing on The Nasdaq National Market. If the Reverse Stock Split Amendment is not approved, it is more likely that the Common Stock will cease to be listed and traded on The Nasdaq National Market than if the amendment is approved. Such delisting would significantly and adversely affect the trading in and liquidity of the Common Stock. The Board has considered the potential harm to the Company of a delisting from The Nasdaq National Market and has determined that a reverse stock split of the Common Stock is the best way of increasing the likelihood of continued compliance with Nasdaq’s $1.00 minimum bid price requirement. As a result, the Board has authorized the Reverse Stock Split Amendment to effect a reverse stock split to be implemented for the purpose of increasing the market price of the Common Stock above Nasdaq’s minimum bid price requirement of $1.00. In determining a specific reverse stock split ratio, the Board will consider, in addition to any other factors that it deems relevant, which ratio it believes enhances the likelihood that that Company will remain eligible for listing on The Nasdaq National Market and attractive to potential investors without excessively reducing the liquidity in the Common Stock due to the fewer number of shares outstanding. The Company currently satisfies, and after the completion of the Recapitalization Transaction expects to continue to satisfy on a pro forma basis, all of the continue listing requirements of The Nasdaq National Market other than the minimum bid price.

Risks Associated with the Reverse Stock Split

The market price for the Common Stock may not remain over $1.00 per share after the reverse stock split. While the Board of Directors believes that the Common Stock and Exchangeable Shares would trade at higher prices after the consummation of the reverse stock split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the Common Stock and Exchangeable Shares prior to the reverse stock split times the selected reverse stock split ratio. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the Common Stock and Exchangeable Shares to become less liquid, which could have an adverse effect on the price of the Common Stock and Exchangeable Shares. There can be no assurance that the reverse stock split will result in the Company complying with the $1.00 minimum bid requirement for continued listing. Even if the Company continues to satisfy Nasdaq’s $1.00 minimum bid price requirement, the Company must continue to satisfy other Nasdaq maintenance standards to remain on The Nasdaq National Market. In addition to a minimum bid price of at least $1.00 per share, the Company is required to have (a) total assets and total revenue of at least $50 million, (b) at least 1,100,000 shares publicly held by persons other than officers, directors and beneficial owners of greater than 10% of the Company’s total outstanding shares; (c) a market value of publicly held shares of at least $15 million; and (d) at least 400 stockholders who own at least 100 shares. We cannot offer any assurance that the Common Stock will continue to meet The Nasdaq National Market continued listing requirements following the reverse stock split.

The market price of the Common Stock and Exchangeable Shares and the Company’s stockholder equity is based on our performance and other factors, some of which may be unrelated to the number of our shares outstanding. Factors that may cause the Company’s stockholder equity and the market price of the Common Stock and Exchangeable Shares to decline include: (a) changes in general economic conditions in the markets in which the Company may compete and fluctuations in demand in the electronics industry; (b) success of the Company’s restructuring efforts; (c) the ability of the Company to sustain historical margins as the industry develops; (d) increased competition; (e) increased costs; (f) loss or retirement of key members of management; (g) increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and (h) adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. In addition to the items specifically discussed above, our business and results of operations are subject to the risks and uncertainties described from time-to-time in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission.

Effective Date of the Reverse Stock Split

If the Reverse Stock Split Amendment is approved by the stockholders, the reverse stock split will become effective at such time as the Company files a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State (or at such later time as may be set forth in the Certificate of Amendment), which may take place at any time on or before December 31, 2004. Before the Company files the Certificate of Amendment, the Board of Directors must approve the final reverse stock split ratio. Even if the reverse stock split is approved by the stockholders, the Board of Directors has discretion to decline to carry out the reverse stock split if it determines that the reverse stock split is no longer in the best interests of the Company and its stockholders.

Exchange of Stock Certificates and Payment for Fractional Shares

If the Reverse Stock Split Amendment is approved by our stockholders and the Board of Directors continues to believe that the reverse stock split is in the best interests of the Company and its stockholders, the exchange of shares of the Common Stock and Exchangeable Shares will occur at the effective time of the Reverse Stock Split Amendment without any further action on the part of our stockholders and without regard to the date that any stockholder physically surrenders the stockholder’s certificates representing pre-split shares of Common Stock or Exchangeable Shares for certificates representing post-split shares. As soon as practicable after the effective date of the Amendment, the Company’s transfer agent, Mellon Investor Solutions, LLC will mail transmittal forms to each holder of record of certificates formerly representing shares of the Common Stock that will be used in forwarding certificates for surrender and exchange for certificates representing the number of shares of the Common Stock the holder is entitled to receive as a consequence of the reverse stock split, and SMTC Canada’s transfer agent, CIBC Mellon Trust Company, will mail transmittal forms to each holder of record of certificates formerly representing shares of the Exchangeable Shares that will be used in forwarding certificates for surrender and exchange for certificates representing the number of Exchangeable Shares the holder is entitled to receive as a consequence of the reverse stock split. The transmittal forms will be accompanied by instructions specifying other details of the exchange.

After receipt of a transmittal form, each holder should surrender the certificates formerly representing shares of the Common Stock and will receive in exchange therefor certificates representing the number of shares of the Common Stock to which the holder is entitled, and each holder of Exchangeable Shares should surrender the certificates formerly representing Exchangeable Shares and will receive in exchange therefor certificates representing the number of Exchangeable Shares to which the holder is entitled. No stockholder will be required to pay any transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from the Company’s or SMTC Canada’s transfer agent. In connection with the reverse stock split, the Common Stock and the Exchangeable Shares will change their current CUSIP numbers. This new CUSIP number will appear on any new stock certificates issued representing shares of our post-split Common Stock and Exchangeable Shares.

In the event that the number of shares of post-split Common Stock or Exchangeable Shares for any stockholder includes a fraction, we will pay that stockholder, in lieu of issuing fractional shares, a cash amount (without interest) equal to the fair market value of such fraction of a share which would otherwise result from the reverse stock split, based upon the average of the closing bid prices of the Common Stock as reported on The Nasdaq National Market or other principal market of the Common Stock during each of the five (5) trading days preceding the effective date of the Reverse Stock Split Amendment. This cash payment represents merely a mechanical rounding off of the fractions in the exchange, and is not a separately bargained-for consideration.

Similarly, no fractional shares will be issued on the exercise of outstanding warrants and options or the conversion of convertible notes, except as otherwise expressly specified in the documents governing such warrants, options and notes.

As of the effective time of the Reverse Stock Split Amendment, each certificate representing pre-split shares of Common Stock or Exchangeable Shares will, until surrendered and exchanged as described above, be deemed and, for all corporate purposes, will be deemed to represent only the number of post-split shares of Common Stock or Exchangeable Shares, as the case may be, and the right to receive the amount of cash for any fractional shares as a result of the reverse stock split. However, a stockholder will not be entitled to receive any dividends or other distributions payable by the Company after the Reverse Stock Split Amendment is effective until that stockholder surrenders and exchanges their certificates. If there are any dividends or distributions, they will be withheld, accumulate and be paid to each stockholder, without interest, once that stockholder surrenders in exchange his, her or its certificates.

U.S. Income Tax Consequences

The following discussion is a summary of the material anticipated U.S. federal income tax consequences of a reverse stock split of the issued and outstanding shares of Common Stock and Exchangeable Shares within the range specified above. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder, judicial decisions and current administrative rulings, authorities and practices, all as amended and in effect on the date of this proxy statement. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described below. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested or will be requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This summary is provided for general information only and does not purport to address all aspects of the possible U.S. federal income tax consequences of the reverse stock split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the U.S. federal income tax consequences to stockholders in light of their individual investment circumstances or to holders who may be subject to special treatment under the federal income tax laws (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax exempt entities). In addition, this summary does not address any consequences of the reverse stock split under any state, local, provincial, Canadian or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his, her or its tax advisor as to, but not limited to, the following: (a) the effect on his, her or its tax situation of the reverse stock split, including, but not limited to, the application and effect of state, local and foreign income and other tax laws; (b) the effect of possible future legislation or regulations; and (c) the reporting of information required in connection with the reverse stock split on his, her or its own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

The Company believes that the reverse stock split will constitute a tax-free recapitalization under the Code and that we should not recognize any gain or loss as a result of the reverse stock split. In addition, stockholders should not recognize any gain or loss if they receive only Common Stock or Exchangeable Shares upon the reverse stock split. If a stockholder receives cash in lieu of a fractional share of Common Stock or fractional Exchangeable Share that otherwise would be held as a capital asset, the stockholder generally will recognize capital gain or loss equal to the difference, if any, between the cash received and the stockholder’s basis in the fractional share. For this purpose, a stockholder’s basis in the fractional share of Common Stock or fractional Exchangeable Share will be determined in the manner described below as if the stockholder actually received the fractional share. However, under unusual circumstances, cash received in lieu of a fractional share might possibly be deemed a dividend. The stockholder should consult a tax advisor to determine which of these treatments will apply upon the receipt of cash in lieu of a fractional share of Common Stock or fractional Exchangeable Share.

The Company further believes that a stockholder’s aggregate basis of his, her or its post-split shares of Common Stock or Exchangeable Shares will equal his, her or its aggregate basis in the pre-split shares of Common Stock or Exchangeable Shares owned by that stockholder that are exchanged for the post-split shares of Common Stock or Exchangeable Shares. Generally, the aggregate basis will be allocated among the post-split shares on a pro rata basis. However, if a stockholder has used the specific identification method to identify his, her or its basis in pre-split shares of surrendered in the reverse stock split, the stockholder should consult a tax advisor to determine his, her or its basis in the post-split shares. The holding period of the post-split Common Stock or Exchangeable Shares received by a stockholder will generally include the stockholder’s holding period for the shares of pre-split Common Stock or Exchangeable Shares with respect to which post-split shares of Common Stock or Exchangeable Shares are issued, provided that the shares of pre-split Common Stock or Exchangeable Shares were held as a capital asset on the date of the exchange.

Canadian Income Tax Consequences

The following is, at the date of this Proxy Statement, a general summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “ITA”) to a reverse stock split of the issued and outstanding shares of Common Stock and Exchangeable Shares as described herein to investors who, for the purposes of the ITA and any applicable income tax treaty or convention, are resident or deemed to be resident in Canada, hold their Common Stock and Exchangeable Shares as capital property and deal at arm’s length and are not affiliated with either of SMTC Canada or the Company (a “Holder” for purposes of this summary).

Generally, the Common Stock and Exchangeable Shares will be considered to be capital property to a Holder provided that the Holder does not hold such securities in the course of carrying on a business of buying and selling securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Holders whose Exchangeable Shares do not otherwise qualify as capital property may in certain circumstances make an irrevocable election under subsection 39(4) of the ITA to have their Exchangeable Shares and every other “Canadian security” (as defined in the ITA) owned by such Holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

This summary is based upon the facts set out in this Proxy Statement, the current provisions of the ITA, the regulations thereunder and counsel’s understanding of the current published administrative policies and assessment practices of the Canada Customs and Revenue Agency (the “CCRA”). This summary also takes into account all specific proposals to amend the ITA and regulations thereunder that have been publicly announced by the Minister of Finance (Canada) prior to the date hereof, although no assurances can be given that such proposals will be enacted in the form announced or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in administrative policies or assessment practices of the CCRA, nor does it take into account any provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

This summary is not applicable to a Holder that is a “financial institution” (as defined in the ITA for purposes of the mark-to-market rules), a “specified financial institution” or a Holder an interest in which is a “tax shelter investment” (both as defined in the ITA).

THE FOLLOWING SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR INVESTOR. ACCORDINGLY, INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF ANY COMMON STOCK OR EXCHANGEABLE SHARES, HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

For the purposes of the ITA, all amounts relating to the acquisition, holding and/or disposition of Common Stock and Exchangeable Shares, including adjusted cost bases, proceeds of disposition and dividends must be converted into Canadian dollars using the foreign exchange rates prevailing at the time such amount arises.

Provided that a Holder does not receive any cash in lieu of a fractional Common Stock or a fractional Exchangeable Share, the reverse stock split of the Common Stock or Exchangeable Shares will not be a disposition for the purposes of the ITA, and, as such, the Holder will not realize any gain or loss as a result of the reverse stock split.

If a Holder receives cash in lieu of a fractional Common Stock or a fractional Exchangeable Share, a Holder will be considered to have disposed of such fractional Common Stock or fractional Exchangeable Share for the purposes of the ITA. A Holder will generally realize a capital gain (or a capital loss) equal to the amount by which the cash received for the fractional Common Stock or the fractional Exchangeable Share, net of any reasonable costs of disposition, exceeds (or is less than) the respective adjusted cost base of such fractional Common Stock or fractional Exchangeable Share to the Holder immediately before the disposition.

A Holder will be required to include one-half of the amount of any capital gain (a “taxable capital gain”) in income, and will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized by the Holder on the disposition of a fractional Common Stock or a fractional Exchangeable Share in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the ITA.

A Holder’s adjusted cost base of the Common Stock or Exchangeable Shares received after the reverse stock split will be equal to the Holder’s respective adjusted cost base for those securities prior to the reverse stock split less any cash received in lieu of such fractional Common Stock or fractional Exchangeable Share, respectively.

Accounting Effects of the Reverse Stock Split

Following the effective date of the reverse stock split, the par value of the Common Stock will remain at $0.01 per share. The number of outstanding shares of Common Stock and Exchangeable Shares and the number of shares of Common Stock or Exchangeable Shares upon exercise or conversion of options, warrants and convertible securities will be reduced by the reverse stock split ratio selected by the Board of Directors, taking into account such additional decrease resulting from our repurchase of fractional shares that otherwise would result from the reverse stock split. Accordingly, the aggregate par value of the issued and outstanding shares of the Common Stock, and therefore the stated capital associated with the Common Stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the reverse stock split is effected, all share and per share information in the Company’s financial statements will be restated to reflect the reverse stock split for all periods presented in our future filings, after the effective date of the Amendment, with the Securities and Exchange Commission and The Nasdaq National Market. Total stockholders’ equity will remain unchanged.

No Dissenters’ Rights

Under Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenters’ rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Corporate Matters

If approved and effected, the reverse stock split would have the following effects:

•	depending on the exact reverse stock split ratio selected by the Board of Directors, between three and five shares of Common Stock owned by a stockholder before the reverse stock split would be exchanged for one share of Common Stock, and pre-split Exchangeable Shares will be exchanged into post-split Exchangeable Shares on the same basis;

•	based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of Common Stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance under the Company’s existing stock option plans and employee stock purchase plans will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors.

The following table shows certain effect of the reverse stock split at the potential ratios.

	Before Reverse Stock Split	After Reverse Stock Split
		One for Three Ratio	One for Four Ratio	One for Five Ratio
Common Stock Outstanding	24,375,718	8,125,239	6,093,929	4,875,143
Shares of Common Stock issuable upon exchange of Exchangeable Shares	4,693,811	1,564,603	1,173,452	938,762
Shares of Common Stock issuable under stock option plans (assuming the exchange of all Exchangeable Shares issued thereunder) (1)	3,380,180	1,126,726	845,045	676,036
Shares of Common Stock issuable pursuant to the Recapitalization Transaction, giving effect to the exchange of all Exchangeable Shares issued pursuant to the Recapitalization Transaction	44,433,333	14,811,111	11,108,333	8,886,666
Shares of Common Stock issuable upon exercise of all warrants issued pursuant to the Recapitalization Transaction, giving effect to the exchange of all Exchangeable Shares issued pursuant to such warrants	22,216,667	7,405,555	5,554,166	4,443,333

*	Note–The table does not provide detail for the 2,199,805 shares of Common Stock issuable upon exercise of existing warrants, all of which are expected to be cancelled in connection with the Recapitalization Transaction. Furthermore, the numbers in this table do not account for the cash repayment of any fractional shares.

(1)	Without giving effect to the Equity Incentive Plan Amendment as described in Proposal No. 5.

If approved and effected, the reverse stock split will be effected simultaneously for all of the Common Stock and Exchangeable Shares and the ratio will be the same for all of the Common Stock and Exchangeable Shares. The reverse stock split will affect all of the Company’s stockholders uniformly. The reverse stock split will not change the terms of the Common Stock or the Exchangeable Shares. The shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects after the reverse stock split. No stockholder’s percentage ownership of Common Stock or Exchangeable Shares will be altered except for the effect of the elimination of fractional shares.

Market Price and Liquidity of Common Stock

Although the Board believes that the reverse stock split will have the effect of increasing the likelihood that the per share market price of the Common Stock will remain above $1.00, thereby allowing the Common Stock to qualify for continued listing on The Nasdaq National Market, the Board cannot be certain how long a per share market price of above $1.00 will be maintained. While the Board believes that the reverse stock split might cause shares of the Common Stock and Exchangeable Shares to immediately trade at higher prices than those that have prevailed in recent fiscal quarters, the Company cannot predict with accuracy the actual effect of the reverse stock split upon the market price for the Common Stock or Exchangeable Shares. The Company cannot guarantee that the price of the Common Stock and the Exchangeable Shares after the reverse stock split will increase proportionately to the decrease in the number of outstanding shares. There are numerous factors and contingencies that could adversely affect the value of the Common Stock or Exchangeable Shares, including prevailing economic or market conditions, and the Company’s reported results of operations in future fiscal periods. Therefore, the Company cannot provide assurances that following the reverse stock split the shares of the Common Stock will continue to trade at a price that would satisfy the listing maintenance requirements for The Nasdaq National Market. The liquidity of the Common Stock or Exchangeable Shares may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the split will increase the number of stockholders who own “odd lots,” which consist of blocks of fewer than 100 shares. Stockholders who hold odd lots may be required to pay higher brokerage commissions when they sell their shares and may have greater difficulty in making sales.

Number of Stockholders; Exchange Act Registration

The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. Depending on the reverse stock split ratio selected by the Board of Directors, certain holders of Common Stock may no longer hold any whole shares of Common Stock. These holders, to whom the Company will pay a cash amount in lieu of issuing fractional shares, will cease to be stockholders of the Company. Notwithstanding the fact that the total number of record holders of Common Stock would be reduced by a reverse stock split, the purpose of the proposed stock split is not to reduce the number of record holders. The reverse stock split is not part of a contemplated “going private” transaction under Rule 13e-3 of the Exchange Act, and the Company will continue to be subject to the periodic reporting requirements of the Exchange Act.

Support for Proposal

Two of the Company’s largest stockholders, investment funds advised by Bain Capital, LLC and Celerity Partners, Inc., respectively, representing 25.5% of the current shares outstanding, have indicated they intend to vote in favor of the Reverse Stock Split Amendment.

THE BOARD RECOMMENDS A VOTE TO APPROVE THE REVERSE STOCK SPLIT AMENDMENT.

PROPOSAL NO. 5

APPROVAL OF THE EQUITY INCENTIVE PLAN AMENDMENT

The SMTC/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan, or the 2000 Plan, was adopted by our Board of Directors and approved by our stockholders prior to the completion of our initial public offering in July 2000. The 2000 Plan provides for the grant of options to all employees, officers, directors and consultants of SMTC and its affiliates worldwide. The 2000 Plan also provides for the grant of stock appreciation rights, restricted stock, unrestricted stock, deferred stock, and securities (other than stock options) which are convertible into or exchangeable for common stock, including options exercisable for SMTC Canada exchangeable shares, on such terms and conditions as our board determines.

The purpose of the 2000 Plan is to advance the interests of the Company by giving selected key employees, directors and other individuals or entities providing services to the Company or its affiliates who, in the opinion of the Board, are in a position to make a significant contribution to the success of the Company and its affiliates stock-based incentives or incentives based on the performance of the Company.

Please note that all numbers below referring to shares of common stock, exchangeable shares or options are prior to the reverse stock split that is included in this Proxy Statement as Proposal No. 4.

We originally authorized a total of 1,727,052 shares of Common Stock with annual increases of up to 1.0% of our outstanding Common Stock for issuance under the 2000 Plan. As of December 31, 2003, 2,176,148 shares have been authorized for issuance and we had 1,218,148 shares available for future awards. We originally authorized a total of 1,000,000 Exchangeable Shares for issuance under the 2000 Plan. As of December 31, 2003, 1,000,000 Exchangeable Shares have been authorized for issuance all of which were available for future awards. Because we anticipate that our needs under the 2000 Plan over the next several years will exceed the number of shares available, and to maintain a desirable ratio of shares available for issuance under the 2000 Plan to the total shares outstanding, our Board has approved, and we are asking our stockholders to approve, raising the total number of shares of Common Stock under the 2000 Plan to [3,750,000] before giving effect to the proposed reverse stock split and with annual increases of up to 1.0% of our outstanding common stock for issuance under the 2000 Plan and [3,750,000] Exchangeable Shares before giving effect to the proposed reverse stock split (the “Equity Incentive Plan Amendment”). Prior to giving effect to the Recapitalization Transaction and the Equity Incentive Plan Amendment, the 2000 Plan provided for a number of shares of Common Stock and Exchangeable Shares equal to approximately 11% of the total shares outstanding as of March [10], 2004. After giving effect to the Recapitalization Transaction (assuming the exercise of all warrants issued to the purchasers and lenders in the transaction) and the Equity Incentive Plan Amendment, the 2000 Plan would provide for a number of shares of Common Stock and Exchangeable Shares equal to approximately 8% of the total shares outstanding. In addition, as part of our review of the plan we are seeking stockholder approval to increase the number of incentive stock options (ISOs) that may be awarded under the 2000 Plan from 3,000,000 to [                ].

The following is a summary of the material features of the 2000 Plan, as amended. A copy of the 2000 Plan appears as Annex A to this Proxy Statement, and we encourage stockholders to read the 2000 Plan in its entirety. For more information on the Company’s equity compensation plans, please also see “Securities Authorized for Issuance Under Equity Compensation Plans” on page 55.

General

The 2000 Plan is administered by the Compensation and Management Development Committee (which we refer to in this section as, the “Committee”) of the Board. Employees of the Company and other persons or entities who provide services to the Company or its subsidiaries are eligible to receive awards under the 2000 Plan. The Committee has the power to determine the terms of the options granted, including the exercise price of the option, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Committee has the authority to amend, suspend or terminate the 2000 Plan, provided that no such action may affect any shares previously issued and sold or any option previously granted under the 2000 Plan.

Stock Options. The Committee may from time to time award options to any participant subject to the limitations described above. Options granted under the 2000 Plan are generally not transferable by the optionee, and each option is exercisable during the lifetime of the optionee and only by such optionee. Options granted under the 2000 Plan must generally be exercised within three months after the end of an optionee’s status as an employee, director or consultant of SMTC, or within 12 months after such optionee’s termination by death or disability, but in no event later than the expiration of the option term.

In the United States, incentive stock options may be granted to our employees (including officers and employee directors) and nonstatutory stock options may be granted to our employees, directors and consultants. A nonstatutory stock option is a stock option that is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code. The holder of a nonstatutory stock option generally is taxed on the difference between the exercise price and the fair market value when exercised. The exercise price of all incentive stock options granted under the 2000 Plan must be at least equal to the fair market value of the underlying common stock or exchangeable shares on the date of the grant. The exercise price of nonstatutory stock options granted under the 2000 Plan is determined by the Committee, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 110% of the fair market value on the grant date.

The term of all other options granted under the 2000 Plan shall be determined by the Committee, provided that the term of certain options must not exceed 10 years. The Committee may at any time and from time to time accelerate the time at which all or any part of an option may be exercised. The exercise price may be paid by cash, check, bank draft, or money order. The Committee may also permit the exercise price to be paid by tendering shares of Common Stock, by delivery to the Company of an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price, or by a combination of the foregoing.

Cash Performance Grants. Cash performance grants, intended to qualify as “performance-based compensation,” may be issued under the plan and must be based on performance criteria established by the Committee no later than 90 days after the commencement of the period of service to which the relates.

Mergers. The 2000 Plan provides that in the event of our merger with or into another corporation, or a sale of substantially all of our assets, each option shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the administrator shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. This may have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to gain control of us because our employees might have a reduced incentive to remain with us following a merger or sale.

Amendment. The Committee may make such amendments to the terms and conditions applicable to outstanding awards as are consistent with this 2000 Plan; provided that, no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Code and for Awards to be eligible for the performance-based exception under Section 162(m).

New 2000 Plan Benefits

The future benefits or amounts that would be received under the 2000 Plan by the executive officers and the non-executive officer employees are discretionary and are therefore not determinable at this time. If the amendment to the 2000 Plan is approved, the Company does not expect the benefits to non-executive directors to change from the current practice. Such benefits for non-executive directors are not determinable at this time.

Federal Tax Effects

The following discussion summarizes certain U.S. federal income tax consequences of the issuance and receipt of options under the 2000 Plan. The summary does not purport to cover U.S. federal employment tax or other federal tax consequences that may be associated with the 2000 Plan, nor does it cover state, local or non-U.S. taxes.

Nonstatutory Stock Options. In general, in the case of a nonstatutory stock option, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a nonstatutory stock option. ISOs are also treated as nonstatutory stock options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

Stockholder Approval of Amendments to 2000 Plan

An affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the amendments to the 2000 Plan. The Board of Directors recommends voting in favor of the amendments to the 2000 Plan because it provides the most effective means by which the Company may provide equity-based compensation to employees and others who can make a significant contribution to our success. Without the additional shares, we may not be able to provide sufficient equity incentives over the next several years. If the amendments to the 2000 Plan are not approved, we will continue to administer the 2000 Plan as it was before the proposed amendments with the authorized share reserve from the original approval. Passage of Proposal No. 5 will not affect awards outstanding under the Company’s existing 2000 Plans.

THE BOARD RECOMMENDS A VOTE TO APPROVE THE EQUITY INCENTIVE PLAN AMENDMENT.

PROPOSAL NO. 6

ELECTION OF DIRECTORS

The number of directors on the Board is currently fixed at seven. The Company’s Certificate of Incorporation and By-laws divide the Company’s Board of Directors into three classes. The members of each class of directors serve staggered three year terms.

In May 2003 Michael Griffiths resigned from the Board of Directors and in December 2003 Paul Walker resigned from the Board of Directors. Stanley Plzak served on the Board of Directors until his death in September 2003. In March 2004 the Board voted to reduce the number of directors of the Company to seven and to re-classify John Caldwell as a Class I director. Also in March 2004, Mr. Caldwell became Chair of the Board, replacing William Brock who had previously served in that capacity.

The Board is composed of two Class I directors (Blair Hendrix and John Caldwell), two Class II directors (Mark Benham and William Brock) and three Class III directors (Stephen Adamson, Thomas Cowan and Ian Loring), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held in 2004, 2005 and 2006, respectively. At each Annual Meeting of Stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

At this Annual Meeting, the Stockholders will elect two Class I directors, each to serve a three year term until the 2007 Annual Meeting of Stockholders and until a qualified successor is elected and qualified or until the director’s earlier resignation or removal. The two directors whose terms of office expire at the 2004 Annual Meeting have been nominated for re-election to our Board of Directors. The Board has no reason to believe that any of the nominees named below will be unable or unwilling to serve as a director if elected. If, however, any nominee cannot or will not serve as a director, the persons named on your proxy card may vote for a substitute nominee designated by the Board.

Certain information about the Board nominees is furnished below.

Class I Director Nominees

John Caldwell has served as a director since March 2003, as the President and Chief Executive Officer of SMTC since October 2003 and as Chair of the Board since March 2004. Previously, he was an independent consultant and corporate director and from October 2002 to September he held positions in the Mosaic Group Inc. (a marketing services provider) as Chair of the Restructuring Committee of the Board; in Geac Computer Corporation Limited (a computer software company) as a consultant from December 2001 to October 2002 and as President and Chief Executive Officer from October 2000 to December 2001; and in CAE Inc. (a flight simulation and training services company) from January 1988 to October 1999, including President and Chief Executive Officer from June 1993 to October 1999 and Chief Financial Officer from 1988 to 1992. Mr. Caldwell also serves on the boards of directors of ATI Technologies Inc., Cognos Inc., Faro Technologies, Sleeman Breweries and Stelco Inc.

Blair Hendrix has served as a director since July 2001. Mr. Hendrix joined Bain Capital, LLC, a private equity investment firm, in 2000 as a Vice President. Prior to joining Bain Capital he was Executive Vice President and Chief Operating Officer of DigiTrace, Inc., a medical technology and service company. Previously Mr. Hendrix was a management consultant with Corporate Decisions, Inc. (now Mercer Management Consulting), working in the specialty manufacturing, retail and healthcare industries. Mr. Hendrix also serves as a director of Keystone Automotive Operations, Inc. and Vivra Asthma and Allergy.

The two nominees receiving the highest number of affirmative votes of the votes attached to the Common Stock and the Special Voting Share, voting together as a single class, represented and voting on Proposal No. 6 at the Annual Meeting, will be elected Class I directors of the Company to serve their respective terms or until their successors have been elected and duly qualified.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth our directors and executive officers, their ages as of March 31, 2004, the positions currently held by each person and their place of residence. All of the directors and executives have been with us since the former SMTC Corporation (“Surface Mount”) combined with HTM Holdings, Inc. (“HTM”) in July 1999 to form the current SMTC Corporation, except in the case of certain directors and officers as indicated in their biographies.

Name and Place of Residence	Age	Office

John Caldwell Toronto, Ontario	54	President and Chief Executive Officer, Chair of the Board and Director (1)*

Philip Woodard Newmarket, Ontario	49	Chief Operating Officer, Senior Vice President, Enterprise Development (2)

Steven Hoffrogge Charlotte, North Carolina	38	Senior Vice President, Business Development

Steve Dutton Cohasset, Massachusetts	48	Vice President, Global Sales

Marwan Kubursi Toronto, Ontario	36	Chief Financial Officer

Blair Hendrix Wellesley, Massachusetts	39	Director (3)(4)(5)*

William Brock Toronto, Ontario	67	Director (1)(3)(4)(5)

Ian Loring San Francisco, California	37	Director

Stephen Adamson Los Angeles, California	47	Director (4)

Mark Benham Woodside, California	52	Director (3)

Thomas Cowan Stamford, Connecticut	54	Director (2)

(1)	Also a member of the board of directors of SMTC Canada.
(2)	Also an officer of SMTC Canada.
(3)	Member of the Nominating and Governance Committee.
(4)	Member of the Compensation and Management Development Committee.
(5)	Member of the Audit Committee.
*	Biography appears above under “Proposal No. 6.”

Philip Woodard joined Surface Mount in 1992 as Vice President, Materials. He currently serves as our Chief Operating Officer and Senior Vice President, Enterprise Development. Previously he was employed at Motorola Canada, an integrated communications and embedded electronics solutions provider, from 1977 to 1992 where he progressed through various positions to Director of Materials.

Steven Hoffrogge joined SMTC in 2000 as part of the Company’s acquisition of Pensar Corporation and serves as our Senior Vice President, Business Development. Previous positions at the Company include Vice President, Business Programs Management and Senior Director, IBM Global Accounts. Prior to joining SMTC, Mr. Hoffrogge was employed at Pensar Corporation, a regional EMS provider, from 1993 to 2000 where he progressed through various positions to Director of Sales.

Steve Dutton joined SMTC in 1999 as director of business development for the Northeast. He currently serves as our Vice President, Global Sales. Previously he was a partner at SMT East, an electronics manufacturing services company based in the northeast portion of the United States, which was sold to the Matco Group in 1996. Prior to this, Mr. Dutton progressed from a sales manager at Power General Corporation to global director of sales and marketing.

Marwan Kubursi joined the Company as our Chief Financial Officer in September 2003. Mr. Kubursi had been acting as a consultant to the Company since June 2002. Prior to joining SMTC, Mr. Kubursi was a Vice President of Lehman Brothers Inc., covering Technology and Energy clients in Canada since joining in May 1998. From August 1996 to May 1998, Mr. Kubursi worked in the Corporate Finance group of Scotia Capital Markets. Mr. Kubursi has been serving as interim Chief Financial Officer with a central role in putting the Company’s new financial structure in place. He intends to leave the Company in the near term and will assist us through an orderly management transition.

William Brock has served as a director since October 2001. Mr. Brock retired from The Toronto-Dominion Bank in January 2000 as Deputy Chairman and Director, after a career of 37 years. From March 2000 to February 2001, he was President and CEO of Dover Industries, a Toronto Stock Exchange listed company, which manufactures ice cream cones, flour, and assorted disposable fast food paper products. Presently, he is also a director of 360 Networks Corporation, a fiber options transmission company, Chairman, Board of Trustees, Heritage Trust at the University of Guelph; and Chairman of The University of Western Ontario’s Capital Campaign.

Mark Benham has served as a director since July 1999. Mr. Benham was a co-founder of Celerity Partners, Inc., a private equity investment firm, and has been a Partner of that firm since 1992. Previously he was a Senior Investment Officer of Citicorp Venture Capital, Ltd., and prior to that he was an advisor to Yamaichi UniVen Co., Ltd., the venture capital subsidiary of Yamaichi Securities International.

Stephen Adamson has served as a director since July 1999. Mr. Adamson is Managing Partner of Celerity Partners, Inc., a private equity investment firm. Mr. Adamson has been with Celerity Partners, Inc. since July 1995. Mr. Adamson is also a director of Financial Pacific Insurance Group, Inc.

Thomas Cowan has served as a director since March 2003. Mr. Cowan has been Executive Chairman of OutlookSoft Corporation, a provider of business performance management applications, since December 2001. From March 2000 to December 2001, he served as Chairman and President of Vcommerce Corporation, a provider of services and technology to the commerce industry. Previously he had served in various financial and general management positions at IBM Corporation for over 20 years. He is also a director of OutlookSoft Corporation, The Guidry Group and Cormont Inc.

Ian Loring has served as a director since June 2000. Mr. Loring joined Bain Capital, LLC, a private equity investment firm, in 1996. He has been a managing director at Bain Capital since January 2001 and was a principal there from 1997 to 2000. From 1993 to 1996, Mr. Loring was a Vice President at Berkshire Partners, where he worked in the specialty manufacturing, technology and retail industries. Mr. Loring also serves as a director of Therma-Wave, Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

During fiscal 2003, the Board held 17 meetings. The Board has determined that each of Stephen Adamson, Mark Benham, William Brock, Thomas Cowan, Blair Hendrix and Ian Loring are “independent directors” as defined in Rule 4200 of the National Association of Securities Dealers’ (“NASD”) listing standards. Mr. Adamson, Mr. Benham, Mr. Cowan and Mr. Loring each attended fewer than 75% of all of the fiscal 2003 meetings of the Board and its committees on which the respective director served after becoming a member of the Board.

Stockholders can communicate directly with the Board of Directors by writing to: Board of Directors, SMTC Corporation, 635 Hood Road, Markham Ontario, Canada L3R 4N6. These communications will be reviewed by the Investor Relations department, who will determine how to handle them. A stockholder wishing to communicate only with the non-management members of the Board can address the communication to “Non-Management Directors, c/o Board of Directors” at the address above. These communications will be handled by a member of the Nominating and Governance Committee. Finally, communications can be sent directly to individual directors by addressing letters to their individual name, c/o the Board of Directors, at the address above. Board members are invited to attend the annual meeting. [            ] directors attended the Company’s previous annual meeting, held on May 6, 2003.

The Board has three standing committees: the Nominating and Governance Committee, the Audit Committee and the Compensation and Management Development Committee.

The Nominating and Governance Committee

The Nominating and Governance Committee of the Board of Directors consists of William Brock, Mark Benham and Blair Hendrix. The Nominating and Governance Committee (i) identifies individuals qualified to become members of the Board, (ii) selects, or recommends that the Board select, the director nominees for the next annual meeting of stockholders, (iii) develops and recommends to the Board a set of corporate governance principles applicable to the Company and (iv) oversees the evaluation of the Board and its dealings with management and the committees of the Board. The Nominating and Governance Committee did not meet in separate session in 2003.

The Board approved a written charter for the Nominating and Governance Committee in April 2004, which is [available on the Company’s website at www.smtc.com]. All of the Nominating and Governance Committee’s members are “independent directors” as defined in Rule 4200 of the NASD’s listing standards and as required by Rule 4350(c)(4) of the NASD’s listing standards.

The Nominating and Governance Committee considers, among others, the following characteristics and qualities when proposing a nominee for the Board of Directors:

•	Personal qualities, including leadership, character, judgment and integrity;

•	Relevant business and personal experience in such areas as business, the electronic manufacturing services industry, finance, accounting, marketing and other relevant fields;

•	Ability to commit the time necessary to prepare for, and participate in, Board and committee meetings; and

•	Whether the candidate enhances the diversity of skills and experiences of the members of the Board generally.

The Nominating and Governance Committee believes it is important that the Company have at least some directors who have extensive experience in the Company’s industry as well as in finance and accounting generally.

The Nominating and Governance Committee will consider and evaluate up to two director candidates recommended by stockholders for inclusion on the slate of directors nominated by the Board. A stockholder or group of stockholders that, individually or as a group, have beneficially owned at least 5% of the Company’s shares for at least one year may submit one candidate for the committee’s consideration. If the committee receives more than two submissions, it will consider the submissions put forth by the two nominating stockholders who beneficially own the most shares. Stockholders wishing to recommend a candidate must submit the recommendation no later than 120 days before the date that the proxy statement for the previous year’s annual meeting was first mailed to stockholders. Each nominating stockholder must submit the number of shares it beneficially owns, and a representation that it meets the ownership requirements described above and will continue to hold any shares owned at least through the date of the next annual meeting at which directors are elected. In addition, a nominating stockholder will be required to furnish certain information with respect to the nominee and the nominee must submit certain written representations. Stockholders who wish to recommend candidates to the Nominating and Governance Committee may get more information about the process by contacting the Company’s Investor Relations Department at 635 Hood Road, Markham, Ontario, Canada L3R 4N6.

The Nominating and Governance Committee and will consider and evaluate candidates recommended by stockholders on the same basis as candidates recommended by other sources. The Nominating and Governance Committee identifies candidates for director through a variety of formal and informal channels, most notably the business networks of the members of the Board and management.

The Audit Committee

The Audit Committee, which met five times in fiscal 2003, consists of William Brock, Thomas Cowan and Blair Hendrix. In May 2003 Mr. Cowan became a member of the Audit Committee, replacing Michael Griffiths, who resigned as a director. In October 2003 Mr. Hendrix replaced John Caldwell as a member of the Audit Committee. The Board has determined that Mr. Brock is a “financial expert”. All Audit Committee members, including Mr. Brock, are “independent directors” as defined in Rule 4200 of the NASD’s listing standards and Rule 10A-3(b)(1) under the Securities and Exchange Act of 1934, and as required by Rule 4350(d)(2)(A) of the NASD’s listing standards.

The Audit Committee (i) appoints, oversees and replaces, if necessary, the Company’s independent auditor, (ii) assists the Board of Director’s oversight of the preparation of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s independent auditor and (iii) prepares the Audit Committee Report included in this proxy statement.

The Board adopted and approved a revised written charter (which is attached to this document as Annex B) for the Audit Committee in April 2004, and the Audit Committee evaluates its sufficiency on an annual basis.

The Compensation and Management Development Committee

The Compensation and Management Development Committee currently consists of Stephen Adamson, Blair Hendrix and William Brock. All of the Compensation and Management Development Committee’s members are “independent directors” as defined in Rule 4200 of the NASD’s listing standards and as required by Rule 4350(c)(3) of the NASD’s listing standards.

The Compensation and Management Development Committee did not meet in separate session in 2003. The general duties of the Compensation and Management Development Committee are (i) to provide a general review of the Company’s compensation and benefit plans and (ii) to review and establish compensation practices and policies for the officers of the Company.

COMPENSATION OF DIRECTORS

We pay no additional remuneration to our employees for serving as directors or on committees. In October 2001 the Board approved a compensation arrangement for William Brock. Under that arrangement, we paid Mr. Brock a $25,000 base fee per year for serving on our Board and meeting fees of $500 for Board conference calls or Board committee meetings and $1,000 for full Board meetings.

In March 2003, the Board approved a revised compensation plan for independent directors who are not affiliated with our major stockholders. Under this revised plan, effective January 1, 2003, we continue to pay each independent director not affiliated with our major stockholders a $25,000 base fee per year for serving on our Board and meeting fees of $500 for Board conference calls or Board committee meetings and $1,000 for full Board meetings.

Under the revised plan, each independent director who is not affiliated with our major stockholders will be granted an option to purchase 15,000 shares of our common stock when appointed to the Board, and may be granted an option to buy 10,000 shares in each subsequent year. Half of each award will vest one year after it is granted, and the balance on the second anniversary of the grant. Each award will have a term of five years from the date of the award.

Mr. Brock received options to purchase 25,000 shares under the original compensation arrangement when he joined the Board, and these vest over five years with a maximum term of ten years. Mr. Caldwell, who was then an independent director not affiliated with our major stockholders, and Mr. Cowan were granted their initial options to purchase 15,000 shares on May 6, 2003. Mr. Brock, who was in his second year as a director was granted an option to purchase 10,000 shares on May 6, 2003. The terms related to the options issued on May 6, 2003, were in accordance with the March 2003 compensation plan.

In addition, we paid Mr. Caldwell at a rate of $250.00 per hour for his service as chairman of the Board’s Special Restructuring Committee prior to his employment by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationship exists between any member of the Company’s Board or Compensation and Management Development Committee and any member of the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of SMTC’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Audit Committee of the Board of Directors currently consists of three directors, William Brock, Thomas Cowan and Blair Hendrix. The duties of the Audit Committee are (i) to review with management and the independent auditors the scope and results of any and all audits, the nature of any other services provided by the independent auditors, the independence of the auditors, changes in the accounting principles applied to the presentation of the Company’s financial statements, and any comments by the independent auditors on the Company’s policies and procedures with respect to internal accounting, auditing and financial controls, (ii) to review the consistency and reasonableness of the financial statements contained in the Company’s quarterly and annual reports prior to filing them with the Securities and Exchange Commission (or with any other regulatory authority) and discuss the results of these quarterly reviews, annual audits and any other matters required to be communicated by the independent auditors under generally accepted auditing standards and (iii) to select the Company’s independent auditors and approve or pre-approve all auditing services and permitted non-audit services to be rendered by the auditor. The Board of Directors has adopted a written charter of the Audit Committee, the sufficiency of which is evaluated each year by the Audit Committee.

Consistent with its duties, the Audit Committee has reviewed and discussed with the Company’s management the audited financial statements for the year ended December 31, 2003. KPMG LLP issued their qualified report dated February 6, 2004 (except as to note 20 of the consolidated financial statements, which is as of March 3, 2004) on SMTC’s financial statements.

The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by AICPA Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with KPMG LLP its independence as an auditor.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that SMTC’s audited financial statements for the year ended December 31, 2003 be included in the Annual Report on Form 10-K for the fiscal year then ended.

By the Audit Committee of the Board of Directors:

William Brock

Thomas Cowan

Blair Hendrix

March 2004

RELATED PARTY TRANSACTIONS

Stockholders Agreement

Certain of our current stockholders and optionholders are parties to a stockholders agreement that, among other things, provides for registration rights and contains provisions regarding the transfer of shares.

Directors’ Relationships with Major Stockholders

Certain of our current directors are affiliated with our major stockholders. Blair Hendrix and Ian Loring are affiliated with Bain. Stephen Adamson and Mark Benham are affiliated with Celerity.

Purchases from an Affiliate of Major Stockholders

Investment funds affiliated with Bain and Celerity are also stockholders of DDi Corp., one of our suppliers. Our transactions with DDi Corp., which totaled approximately $678,000 in 2003, are on equivalent terms as those with our other suppliers.

Employment Arrangements

The Company and each of John Caldwell and Philip Woodard have entered into employment agreements. Prior to the termination of their employment, each of Paul Walker, Stanley Plzak, Frank Burke and Derrick D’Andrade had entered into employment agreements. In connection with the termination of his employment, Gary Itenson entered a separation agreement with the Company. All of these employment arrangements are more fully described under “Employment Arrangements”.

SECURITIES OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 18, 2004, information regarding beneficial ownership. The table sets forth the number of shares beneficially owned and the percentage ownership for:

•	each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each executive officer named in our summary compensation table and each director; and

•	all executive officers and directors as a group.

As of March 18, 2004, our outstanding equity securities (including exchangeable shares of our subsidiary, SMTC Canada) consisted of 28,689,779 shares.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains a mailing address of c/o SMTC Corporation, 635 Hood Road, Markham, Ontario, Canada L3R 4N6. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 18, 2004 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

	Shares Beneficially Owned
Name and Address	Shares	Options	Total	Percentage of Shares Beneficially Owned(*)
Principal Stockholders:
Bain Capital Funds(1)(2) c/o Bain Capital, LLC 111 Huntington Avenue Boston, Massachusetts 02199	3,838,137	—	3,838,137	13.38%
Celerity EMSIcon, LLC(1) c/o Celerity Partners 11111 Santa Monica Boulevard Suite 1127 Los Angeles, California 90025	3,480,927	—	3,480,927	12.13%
RBC Asset Management Inc., The Royal Trust Company, and RBC Canadian Growth Fund(3) (addresses are listed in footnote 3)	1,585,100	_	1,585,100	5.52%

Directors and Executive Officers:
John Caldwell	—	7,500	—	#
Philip Woodard(4)	379,483	101,640	481,123	1.67%
Derrick D’Andrade(5)	1,189,894	46,250	1,236,144	4.30%
Gary Walker	1,479,904	46,250	1,526,154	5.31%
Gary Itenson	—	—	—	—
Paul Walker(6)	1,376,394	—	1,376,394	4.80%
Estate of Stanley Plzak(7)	356,605	—	356,605	1.24%
Frank Burke	—	—	—	—
Blair Hendrix	—	—	—	—
William Brock	—	20,000	20,000	#
Ian Loring(1)(8)	133,034	—	133,034	#
Stephen Adamson(1)(9)	3,480,927	—	3,480,927	12.13%
Mark Benham(1)(9)	3,480,927	—	3,480,927	12.13%
Thomas Cowan	—	7,500	—	#
All Directors and executive officers as a group (14 persons)	8,396,241	236,640	8,632,881	29.84%

*	The number of shares of common stock deemed outstanding on March 18, 2004 with respect to a person or group includes (a) 28,689,779 shares outstanding on such date and (b) all options that are currently exercisable or will be exercisable within 60 days of March 18, 2004 by the person or group in question. This amount does not include shares that will be issued pursuant to the Recapitalization Transaction because the issuance of those shares is conditioned on stockholder approval.
#	Represents an amount less than 1.0% of shares outstanding.
(1)	The shares of common stock included in the table include shares held through investment in EMSIcon Investments, LLC. Each member of EMSIcon Investments, LLC has sole voting and investment power as to shares held on such member’s behalf by EMSIcon Investments, LLC.
(2)	Includes shares of common stock held by Bain Capital Fund VI, L.P., (“Fund VI”); BCIP Associates II (“BCIP II”), BCIP Associates II-B (“BCIP II-B”), BCIP Associates II-C (“BCIP II-C”); Sankaty High Yield Asset Partners, L.P. (“Sankaty”); Bain Capital V Mezzanine Fund, L.P. (“Mezzanine”); BCM Capital Partners, L.P. (“BCM”); and BCIP Trust Associates II ((“BCIP Trust II”) and collectively with Fund VI, BCIP II, BCIP II-B, BCIP II-C, Sankaty, Mezzanine and BCM, the “Bain Capital Funds”). Does not include shares owned by other stockholders that are subject to the Stockholders Agreement.

(3)	Holdings as of December 31, 2003 as reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2004 jointly by RBC Asset Management Inc., (“RBC AM”), The Royal Trust Company (“RT”) and RBC Canadian Growth Fund (“RBC Fund” and together with RBC and RT, the “RBC Entities”). The RBC Entities report each having shared power to vote or to direct the vote of all of such shares of common stock and shared power to dispose or direct the disposition of all of such shares. The RBC Entities report that accounts managed on a discretionary basis by RBC AM are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such shares. RBC Fund, an account managed by RBC AM and an account for which RT serves as trustee, owns more than five percent of SMTC’s common stock. The addresses of the principal business office of each entity are as follows: RBC Asset Management Inc., Royal Trust Tower, 77 King Street West, Suite 3800, Toronto, Ontario M5K 1H1; The Royal Trust Company, Royal Trust Tower, P.O. Box 7500, Station A, 77 King Street West, 6th Floor, Toronto, Ontario M5W 1P9; and RBC Canadian Growth Fund, Royal Trust Tower, P.O. Box 7500, Station A, 77 King Street West, 6th Floor, Toronto, Ontario M5W 1P9.
(4)	141,422 of such shares are exchangeable shares of SMTC Canada.
(5)	Consists of shares owned by Nichal, Inc. Derrick D’Andrade is the sole stockholder of Nichal, Inc. and may be deemed to beneficially own shares owned by Nichal, Inc. 375,718 of such shares are exchangeable shares of SMTC Canada. The information with respect to Mr. D’Andrade’s share ownership is as of March 10, 2003. Mr. D’Andrade has not provided the Company with information about his share ownership as of a more recent date.
(6)	Consists of shares owned by P.N. Walker Consulting Inc. Paul Walker is the sole stockholder of P.N. Walker Consulting Inc. and may be deemed to beneficially own shares owned by P.N. Walker Consulting Inc. 389,718 of such shares are exchangeable shares of SMTC Canada. The information with respect to Mr. Walker’s share ownership is as of March 10, 2003. Mr. Walker has not provided the Company with information about his share ownership as of a more recent date.
(7)	The information with respect to Mr. Plzak’s estate’s share ownership is as of March 10, 2003. The estate has not provided the Company with information about his share ownership as of a more recent date.
(8)	The shares of common stock included in the table represent shares held by BCIP II-B. Mr. Loring is a managing director of Bain Capital, LLC and is a partner of BCIP II-B and accordingly may be deemed to beneficially own shares owned by such fund. Mr. Loring disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of Mr. Loring is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(9)	Mr. Benham and Mr. Adamson are both managing members of Celerity EMSIcon, LLC and accordingly may be deemed to beneficially own shares owned by Celerity EMSIcon, LLC. Mr. Benham and Mr. Adamson disclaim beneficial ownership of any such shares in which they do not have a pecuniary interest. The address for Mr. Benham and Mr. Adamson is c/o Celerity Partners, 11111 Santa Monica Boulevard, Suite 1127, Los Angeles, California 90025.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation And Management Development Committee Report

Notwithstanding anything to the contrary set forth in any of SMTC’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the performance graph on page 57 shall not be incorporated by reference into any such filings.

The Compensation and Management Development Committee is currently composed of three directors: Stephen Adamson, William Brock and Blair Hendrix. The Compensation and Management Development Committee is responsible for providing a general review of the Company’s compensation and benefit plans to ensure that they meet corporate objectives, reviewing the Chief Executive Officer’s recommendations on compensation of all officers, adopting and changing major compensation policies and practices, reporting its recommendations to the whole Board of Directors for approval and authorization and administering the Company’s stock plans. The Compensation and Management Development Committee also has the power to select directors and officers to receive awards under the SMTC Corporation/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan. No member of this committee was an officer or employee of SMTC during fiscal 2003 and all members are “independent directors” as defined in Rule 4200 of the NASD’s listing standards and as required by Rule 4350(c)(3) of the NASD’s listing standards.

Compensation Philosophy.    SMTC has developed and implemented compensation policies and plans that seek to align the financial interests of SMTC’s senior management with the interests of its stockholders. SMTC seeks to reward performance in those quantitative areas believed to be important to the long-term interests of stockholders, namely enhanced profitability, return on invested capital and the successful development and implementation of the Company’s strategic and operating plans. SMTC believes that any success in these quantitative areas also evidences success in qualitative areas relating to the work environment for SMTC employees, employee training and employee opportunity for advancement.

SMTC seeks to provide total compensation packages that will attract the best talent to SMTC, motivate individuals to perform at their highest levels, reward outstanding performance and retain executives whose skills are critical for building long-term stockholder value.

Elements of Compensation.    The guiding principle of the Compensation and Management Development Committee is to provide the Company’s senior management with competitive compensation opportunities based upon their contributions to the financial success of the Company and their personal performance. It is the Compensation and Management Development Committee’s objective to make a portion of senior management’s compensation contingent upon the Company’s performance as well as upon his or her own level of performance. Accordingly, the compensation package for senior management is generally comprised of three components: (i) base salary, which reflects individual performance and is designed to be competitive with salary levels in the industry, (ii) discretionary performance awards payable in cash and tied to the Company’s achievement of financial performance targets and (iii) long-term stock-based incentive awards, which strengthen the alignment of interests between the executive officers and the Company’s stockholders.

General.    With respect to SMTC’s senior management, compensation is determined in consultation with the Compensation and Management Development Committee by the President and Chief Executive Officer. Compensation of all senior management, including that of officers party to employment agreements, including the Chief Executive Officer, is or has been founded on the policies and general guidelines described below. SMTC’s officers serve at the pleasure of the Board.

Base Salary.    The base salaries for officers are determined on the basis of the following factors: experience, personal performance, average salary levels for comparable positions within and without the industry and changes from year to year in an officer’s functional responsibilities. The weight given to each of these factors varies from individual to individual.

Performance Awards.    Bonuses may be earned by executive officers on the basis of the Company’s achievement of certain corporate financial performance goals established for each fiscal year.

Long-Term Compensation.    Executive compensation is generally comprised of a combination of cash compensation and grants of options under the SMTC Corporation/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan (the “Plan”). Stock options are generally awarded during the year on a discretionary basis. Stock options are intended to offer an equity incentive for superior performance and to foster the retention of key personnel through awards structured to vest and become exercisable over time, provided that the individual remains employed by SMTC. There is no set formula for the award of options. Factors considered in making option awards to employees and executives of SMTC generally include prior grants to such individual, the importance of retaining such individual’s services, such employee’s potential to contribute to the success of SMTC and such employee’s past contributions to SMTC. The actual options granted in fiscal 2003 to each of the named executive officers is indicated in the table labeled “Option Grants in Fiscal 2003” appearing on page 54 of this proxy statement.

The Compensation and Management Development Committee in 2003 sought to structure an option grant program that creates better performance incentives for management and that will maximize the value of the Company’s common stock for its current stockholders.

Employment Agreements with Executive Officers.    Each of John Caldwell and Philip Woodard is party to an employment agreement with the Company. Each receives a base salary and is eligible for a performance based bonus. Through the payment of annual bonuses the compensation of each of such officers, including that of the Chief Executive Officer, is tied to corporate performance. For details regarding these employment agreements, see “Employment Arrangements” on page 52 of this proxy statement.

Compensation and Management Development Committee

Stephen Adamson

William Brock

Blair Hendrix

Executive Compensation

The following table sets forth information concerning the compensation for the years ended December 31, 2003, 2002 and 2001 for our chief executive officers who served during 2003, our four other most highly compensated executive officers at the end of our last fiscal year and two additional persons who served as executive officers for a portion of 2003. For ease of reference, we collectively refer to these executive officers throughout this section and elsewhere in this proxy statement as our “named executive officers.”

SUMMARY COMPENSATION TABLE

		Annual Compensation(1)				Long Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)		Restricted Stock Awards ($)	Securities Underlying Options (#)		All Other Compensation ($)
John Caldwell(2) President and Chief Executive Officer	2003 2002 2001	67,282 — —		— — —		— — —	15,000 — —	(3)	75,385 — —	(4)

Philip Woodard Chief Operating Officer	2003 2002 2001	200,000 200,000 200,000	(6)	— — —		— — —	— 150,000 —	(5)	— — —

Derrick D’Andrade(7) Former Executive Vice President, Engineering and Quality	2003 2002 2001	200,000 200,000 200,000	(9)	— — —		— — —	— 35,000 —	(8)	— — —

Gary Walker(10) Former Executive Vice President, Business Programs Management	2003 2002 2001	200,000 200,000 200,000		— — —		— — —	— 35,000 —	(8)	— — —

Gary Itenson(11) Former Senior Vice President, Business Development and Supplier Strategy	2003 2002 2001	150,601 127,372 128,991		137,780 67,316 90,293	(12)	— — —	— 35,000 —	(14)	92,520 — —	(13)

Paul Walker (15) Former President and Chief Executive Officer	2003 2002 2001	258,137 300,000 300,000	(17)	— — —		— — —	— 50,000 —	(8)	600,000 — —	(16)

Stanley Plzak(18) Former Executive Vice President, North American Operations	2003 2002 2001	119,230 275,000 275,000		—		— — —	— 35,000 —	(8)	100,000 — —	(19)

Frank Burke(20) Former Chief Financial Officer	2003 2002 2001	142,991 159,199 33,450	(21) (23) (24)	127,867 159,199 63,532	(21) (23) (24)	— — —	— — 200,000	(25)	92,372 — —	(22)

(1)	Excludes perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any of the named executive officers.
(2)	Mr. Caldwell became the President & Chief Executive Officer of the Company on October 16, 2003.
(3)	Represents options to purchase shares of our common stock at an exercise price of $0.75 per share. These options were granted to Mr. Caldwell in consideration for his service as an independent director not affiliated with any of the Company’s major stockholders, and prior to the time he became President and Chief Executive Officer of the Company.

(4)	Prior to becoming the Company’s President & Chief Executive Officer, Mr. Caldwell received compensation for service on the Company’s Board of Directors and its related committees, consistent with the Company’s compensation policy for independent directors who are not affiliated with our major stockholders. In addition, we paid Mr. Caldwell at a rate of $250.00 per hour for his service as chairman of the Board’s Special Restructuring Committee prior to his employment by the Company.
(5)	Represents options to purchase 75,000 shares of our common stock at an exercise price of $3.00 per share, options to purchase 25,000 shares of our common stock at an exercise price of $5.00 per share, and options to purchase 50,000 shares of our common stock at an exercise price of $8.00 per share.
(6)	Includes deferred compensation earned by Mr. Woodard in 2001 of $70,868.
(7)	Mr. D’Andrade served as the Company’s Executive Vice President, Engineering and Quality until March 31, 2004.
(8)	Represents options to purchase shares of our common stock at an exercise price of $8.00 per share.
(9)	Includes deferred compensation earned by Mr. D’Andrade in 2001 of $70,868.
(10)	Mr. Walker served as the Company’s Executive Vice President, Business Programs Management until February 13, 2003.
(11)	Mr. Itenson served as the Company’s Senior Vice President, Business Development and Supplier Strategy until December 31, 2003.
(12)	Mr. Itenson received a payment of $137,780 to cover taxes owed on previously paid bonuses.
(13)	Under the terms of his separation agreement, Mr. Itenson received a severance payment of Cdn$120,000. His severance payment appearing in the table is reported in United States Dollars using a conversion ratio of approximately 1.297 to 1, which was the exchange ratio of Canadian Dollars to United States Dollars on the date the payment was made.
(14)	Represents options to purchase 10,000 shares of our common stock at an exercise price of $3.00 per share, options to purchase 10,000 shares of our common stock at an exercise price of $5.00 per share, and options to purchase 15,000 shares of our common stock at an exercise price of $8.00 per share.
(15)	Mr. Walker served as the Company’s President & Chief Executive Officer until October 15, 2004.
(16)	Under the terms of his employment contract, because Mr. Walker’s employment was terminated without cause by the Company, he is entitled to his base salary for two years following the termination, totaling $600,000, of which $41,863 was paid during fiscal 2003.
(17)	Includes deferred compensation earned by Mr. Walker in 2001 of $148,029.
(18)	Mr. Plzak served as the Company’s Executive Vice President, North American Operations until June 30, 2003.
(19)	Under the terms of his severance agreement, Mr. Plzak received a severance payment of $100,000.
(20)	Mr. Burke served as the Company’s Chief Financial Officer until August 22, 2003.
(21)	Mr. Burke’s salary and bonus was paid in Canadian Dollars for 2003. His bonus for 2003 appearing in the table is reported in United States Dollars using a conversation ratio of approximately 1.439 to 1, which was the average exchange ratio of Canadian Dollars to United States Dollars during the period Mr. Burke was employed by the Company in 2003.
(22)	Under the terms of his separation agreement, Mr. Burke received a payment of Cdn $128,000. The payment which appears in the table is reported in United States Dollars using a conversion ratio of approximately 1.386 to 1, which was the exchange ratio of Canadian Dollars to United States Dollars on the date the payment was made.
(23)	Mr. Burke’s salary and bonus was paid in Canadian Dollars for 2002. His salary and bonus for 2002 appearing in the table are reported in United States Dollars using a conversion ratio of approximately 1.570 to 1, which was the average exchange ratio of Canadian Dollars to United States Dollars in 2002.
(24)	Mr. Burke’s salary and bonus was paid in Canadian Dollars for 2001. His salary and bonus for 2001 appearing in the table are reported in United States Dollars. The salary is calculated using a conversion ratio of approximately 1.581 to 1, which was the average exchange ratio of Canadian Dollars to United States Dollars from October 1, 2001 to December 31, 2001, the period during which Mr. Burke was employed by SMTC in such year. The bonus figure reflects a signing bonus paid to Mr. Burke on October 26, 2001, and is calculated using a conversion ratio of approximately 1.574, which was the average exchange ratio of Canadian Dollars to United States Dollars on October 26, 2001.

(25)	Represents options to purchase 75,000 shares of our common stock at an exercise price of $3.09 per share, options to purchase 25,000 shares of our common stock at an exercise price of $5.00 per share, options to purchase 50,000 shares of our common stock at an exercise price of $8.00 per share and options to purchase 50,000 shares of our common stock at an exercise price of $12.00 per share.

Employment Arrangements

John Caldwell is currently employed as our President and Chief Executive Officer pursuant to an employment agreement dated October 16, 2004, which was initially effective until February 16, 2004 and has been extended to June 30, 2004 and month to month thereafter by mutual agreement of the parties. Under the employment agreement, Mr. Caldwell receives a salary of Cdn$45,000 per month and is eligible for an annual bonus at the sole discretion of the Board.

Philip Woodard is currently employed as our Chief Operating Officer pursuant to an employment agreement dated July 30, 1999, which was amended on January 30, 2004. Under the amended agreement, Mr. Woodard provides services through his consulting firm, The Woodbro Group Ltd. in exchange for a monthly payment of Cdn$28,000. Mr. Woodard received a $150,000 retention payment for serving through January 29, 2004. If Mr. Woodard is employed by the Company on March 31, 2004 and the Company consummates a sale, merger or substantial bank refinancing or restructuring transaction by June 30, 2004, Mr. Woodard will receive a payment of $100,000. If Mr. Woodard continues to serve past June 25, 2004 but ceases to be employed by the Company prior to December 31, 2004 (other than due to a termination for cause) he will receive a second retention payment of $100,000 which is payable within 30 days of the date his employment ceases. Mr. Woodard is also eligible to participate in a bonus plan the Company is developing for key executives for 2004 with payments to be based on individual performance and the Company’s financial performance. If Mr. Woodard ceases to be employed by the Company (other than due to a termination for cause) during 2004, he would receive a pro-rata bonus payment based on the time served. If Mr. Woodard remains employed by the Company after December 31, 2004, the terms of his employment will be governed by his original employment contract as in effect prior to the January 30, 2004 amendment. Under that agreement, Mr. Woodard would receive a salary of $200,000 per year and be eligible for an annual bonus based upon our achievement of certain EBITDA (earnings before interest expense, income taxes, depreciation and amortization) targets. In the event Mr. Woodard’s employment is terminated by us without cause, or by Mr. Woodard for good reason, the employment agreement provides that we would pay Mr. Woodard his base salary for two years following such termination. Mr. Woodard’s employment agreement, both prior to and after giving effect to the amendment, contains customary confidentiality provisions and a non-compete clause which is effective during the term of the agreement, for one year following termination of his employment if he is terminated for cause, and, under certain other circumstances, for two years following the termination of his employment.

Derrick D’Andrade was our Executive Vice President, Engineering and Quality until March 31, 2004. Mr. D’Andrade had been employed pursuant to an employment agreement dated July 30, 1999, which was amended on January 29, 2004. Under the amended agreement, Mr. D’Andrade provided services through his consulting firm Nichal Inc. in exchange for a monthly payment of Cdn$29,000. Mr. D’Andrade received a $75,000 retention payment for serving through January 29, 2004 and a second payment of $125,000 for serving through March 31, 2004. Mr. D’Andrade’s employment agreement contained customary confidentiality provisions and a non-compete and non-solicitation clause which was effective during the term of the agreement. The non-compete clause will also continue for six months from the date Mr. D’Andrade resigned and the non-solicitation clause will continue for one year.

Gary Walker was as our Executive Vice President, Business Programs Management until his resignation effective February 13, 2004. Mr. Walker had been employed pursuant to an employment agreement dated July 30, 1999, which was initially effective until December 31, 2001 and automatically renewed for successive one-year terms through December 31, 2003. This agreement was not renewed pursuant to its terms for 2004 and expired on December 31, 2003. Under the employment agreement, Mr. Walker received a salary of $200,000 per year and was eligible for an annual bonus based upon our achievement of certain EBITDA targets. Mr. Walker’s employment agreement contained customary confidentiality provisions and a non-compete clause which was effective during the term of the agreement, for one year following termination of his employment if he were terminated for cause, and, under certain other circumstances, for two years following the termination of his employment. In the event Mr. Walker’s employment had been terminated without cause, or by Mr. Walker for good reason, the employment agreement provided that we would have paid Mr. Walker his base salary for two years following such termination. Mr. Walker has initiated a claim against the Company asserting he terminated his employment for good reason.

In connection with his anticipated departure from the Company (which occurred on December 31, 2003), Gary Itenson and the Company entered a separation agreement pursuant to which he received a lump sum severance payment of Cdn$120,000.

Paul Walker was employed as our President and Chief Executive Officer until October 15, 2003. Mr. Walker was employed pursuant to an employment agreement dated July 30, 1999, which was initially effective until December 31, 2001 and was automatically renewed for successive one-year terms unless terminated by the parties in accordance with its terms. This agreement had been automatically renewed pursuant to its terms through December 31, 2003, but was terminated without cause in October 2003 by the Company following a vote of the Board of Directors. Under the terms of his employment agreement, Mr. Walker received a salary of $300,000 per year and was eligible for an annual bonus based upon our achievement of certain EBITDA targets. Mr. Walker’s employment agreement contained customary confidentiality provisions and a non-compete and non-solicitation clause which was effective during the term of the agreement, and will continue for up to two years following the termination of his employment. Because Mr. Walker’s employment was terminated by us without cause, the employment agreement provides that we will pay Mr. Walker his base salary for two years following his termination. Mr. Walker has disputed the enforceability of his employment agreement, demanding payment of additional damages, and obtained employment with another employer in December 2003. Mr. Walker has not initiated any claims against the Company or SMTC Canada and discussions between the Company’s legal counsel and Mr. Walker’s legal counsel are ongoing.

Stanley Plzak was employed as our Executive Vice President, North American Operations until June 30, 2003. Mr. Plzak was employed pursuant to an employment agreement dated July 27, 2000, which was initially effective until December 31, 2001 and was automatically renewed for successive one-year terms unless it is terminated by the parties in accordance with its terms. This agreement had been automatically renewed pursuant to its terms through December 31, 2003, though Mr. Plzak and the Company agreed to reduce his salary to $200,000 per year beginning on January 1, 2003. Under the employment agreement, Mr. Plzak had previously received a salary of $275,000 per year. In connection with his anticipated departure from the Company, Mr. Plzak and the Company entered a separation agreement pursuant to which he received his then current salary of $200,000 per annum for 26 weeks following the cessation of employment. The separation agreement contains customary confidentiality and non-disparagement provisions

Frank Burke was employed as our Chief Financial Officer until August 22, 2003. Mr. Burke was employed pursuant to an employment offer letter dated July 26, 2001 as amended in April 2003. Under the amended employment offer letter, Mr. Burke received an annual salary of $200,000 per year and was eligible for an annual bonus based upon our achievement of certain EBITDA targets. In connection with Mr. Burke’s execution of the letter, the Company paid him a signing bonus of Cdn$100,000. In his first year of employment, the Company agreed to pay him a guaranteed bonus of Cdn$250,000 payable in quarterly increments. Under the terms of the employment offer letter, Mr. Burke was granted an option to purchase 200,000 shares of the Company’s common stock, with various exercise prices and vesting dates. In connection with his anticipated departure from the Company, Mr. Burke and the Company entered a separation agreement pursuant to which he received a final bonus of Cdn$184,000 and a lump sum payment of Cdn$128,000. The separation agreement contains customary confidentiality and non-disparagement provisions and a non-compete clause which was effective through February 29, 2004.

Option Grants in Last Fiscal Year

The following table sets forth information concerning grants of options to purchase shares of our common stock made to the named executive officers during the fiscal year ended December 31, 2003.

OPTION GRANTS IN FISCAL 2003

Individual Grants
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal 2003 (%)	Exercise Price Per Share ($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5% ($)	10% ($)
John Caldwell	15,000	(1)	0.75	May 6, 2008	3,105	6,868
Philip Woodard	—	—	—	—	—	—
Derrick D’Andrade	—	—	—	—	—	—
Gary Walker	—	—	—	—	—	—
Gary Itenson	—	—	—	—	—	—
Paul Walker	—	—	—	—	—	—
Stanley Plzak	—	—	—	—	—	—
Frank Burke	—	—	—	—	—	—

(1)	The Company did not grant any options to employees during Fiscal 2003. The 15,000 options granted to John Caldwell which are listed in this table were granted to him as compensation for serving as a director of the Company prior to the time he became the Company’s President and Chief Executive Officer.

Option Exercises In Last Fiscal Year And Fiscal Year-end Option Values

The following table sets forth information for the named executive officers concerning stock option exercises during out last fiscal year.

AGGREGATED OPTION EXERCISES IN FISCAL 2003

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At Fiscal Year-End (Exercisable/Unexercisable) (#)	Value of Unexercised In-The-Money Options At Fiscal Year-End (Exercisable/Unexercisable) ($)(1)
John Caldwell	—	—	0/15,000	1,050
Philip Woodard	—	—	101,640/125,000	—
Derrick D’Andrade	—	—	46,250/38,750	—
Gary Walker	—	—	46,250/38,750	—
Gary Itenson	—	—	0/0	—
Paul Walker	—	—	0/0	—
Stanley Plzak	—	—	0/0	—
Frank Burke	—	—	0/0	—

(1)	The closing price of SMTC’s common stock on December 31, 2003, the last trading day of fiscal 2003, was $0.82.

Securities Authorized For Issuance Under Equity Compensation Plans

The Company maintains the Amended and Restated SMTC (HTM) 1998 Equity Incentive Plan (the “1998 Plan”), which was approved by the Board of Directors and the stockholders of the Company as of September 30, 1999 and which amended and restated the plan as initially adopted by the Board of Directors and the stockholders of the Company as of July 30, 1999. The Company also maintains the SMTC Corporation/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan (the “2000 Plan”), which was adopted by the Board of Directors and the stockholders of the Company in July of 2000.

The following table gives information about awards under the 1998 Plan and the 2000 Plan as of December 31, 2003 and a grant of warrants to our lenders per the agreement dated December 31, 2002:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	1,113,892	$6.97	1,218,148(1)(2)
Equity compensation plans not approved by stockholders	1,968,132(3)	$0.88(3)	(4)
Total	3,082,024	$3.08	1,218,148

Notes:

(1)	Pursuant to the terms of the 2000 Plan, the Board may increase the size of the pool of shares of common stock available for the grant of awards under the 2000 Plan as of the first day of each fiscal year of the Company during the life of the 2000 Plan by an additional number of shares less than or equal to 1% of the number of shares of the Company’s common stock outstanding on such date. The Board did opt to so increase the size of the pool of common stock by 230,567 shares of common stock for fiscal year 2001 and 231,965 shares of common stock for fiscal year 2002.
(2)	SMTC Manufacturing Corporation of Canada, a subsidiary of the Company, may also issue up to a maximum of 1,000,000 of its exchangeable shares pursuant to the 2000 Plan.
(3)	Represents warrants to purchase common stock of the Company issued to the Company’s lenders as described more fully below. It is expected that these warrants will be cancelled as part of the Recapitalization Transaction.
(4)	Future issuances depend on whether the Company meets certain EBITDA targets and are not quantifiable at this time, as described more fully below.

Issuance of Warrants to the Company’s Lenders

In connection with the December 31, 2002 amendment to the Company’s Credit Agreement, the lenders returned to the Company for cancellation the existing warrants they held, and the Company agreed to issue to the lenders warrants to purchase Common Stock at an exercise price equal to the fair market value (defined as average of the last reported sales price of the Common Stock for twenty consecutive trading days commencing 22 trading days before the date in question) at the date of the grant for (a) 4.0% of the total outstanding shares on December 31, 2002, (b) 1.0% of the total outstanding shares on December 31, 2002, (c) 0.75% of the total outstanding shares on the date that is 45 days after the end of the Company’s first fiscal quarter of 2003, (d) 0.75% of the total outstanding shares on the date that is 45 days after the end of the Company’s second fiscal quarter of 2003, (e) 0.75% of the total outstanding shares on the date that is 45 days after the end of the Company’s third fiscal quarter of 2003, (f) 0.75% of the total outstanding shares on the date that is 90 days after the end of the Company’s fourth fiscal quarter of 2003, (g) 1.0% of the total outstanding shares on the date that is

45 days after the end of the Company’s first fiscal quarter of 2004 and (h) 1.0% of the total outstanding shares on the date that is 45 days after the end of the Company’s second fiscal quarter of 2004; provided, however that if the Company met certain EBITDA targets identified in a 2002 agreement with the lenders on the dates identified in (c) through (h) above, it was not required to issue warrants corresponding to such date. The Company met its EBITDA target as at March 30, 2003. As such, the warrants referred to in (c) above were not issued. The Company did not meet its EBITDA target at June 29, 2003 and 228,210 warrants were issued in the third quarter of 2003 with an effective date of August 13, 2003 at an exercise price of $0.61 per share. Also, the Company did not meet its EBITDA target at September 28, 2003 and issued 229,934 warrants in the fourth quarter of 2003 with an effective date of November 12, 2003 at an exercise price of $1.04 per share. The Company did not meet its EBITDA target at December 31, 2003 and 231,672 warrants were issued in the first quarter of 2004 with an effective date of March 30, 2004 at an exercise price of $[            ] per share. The warrants will not be tradable separate from the related debt until the later of December 31, 2003 or nine months after the issuance of the warrants being transferred. If the Recapitalization Transaction is approved and consummated, all of the warrants described in this paragraph will be returned by the lenders and cancelled, and the Company will not be obligated to issue the warrants referred to in (g) and (h) above.

STOCK PERFORMANCE GRAPH

The following graph sets forth the Company’s total cumulative stockholder return as compared to the Nasdaq Composite Index and a peer group chosen by the Company for fiscal 2003 (the “Peer Group”). The Peer Group is comprised of the following companies: Benchmark Electronics, Inc., Manufacturers’ Services Ltd., PEMSTAR Inc., Plexus Corp. and SMTC Corporation.

The total stockholder return assumes $100 invested on July 21, 2000 in Common Stock of the Company, the Nasdaq Composite Index and the Peer Group of companies that, like the Company, (i) are publicly-traded and (ii) are mid-tier providers of advanced electronics manufacturing services. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG SMTC CORPORATION,

NASDAQ COMPOSITE INDEX AND PEER GROUP INDEX

INDEPENDENT AUDITORS

The Audit Committee, has selected KPMG LLP as independent auditors for the year ending December 31, 2004. KPMG LLP acted as independent auditors for SMTC for the year ending December 31, 2003.

Fees to SMTC for professional services rendered by KPMG LLP during fiscal 2002 and fiscal 2003 were as follows: Audit Fees: $516,000 for fiscal 2002 and $501,500 for fiscal 2003; Audit Related Fees: $0 for fiscal 2002 and $45,000 for fiscal 2003, which were in connection with reviewing the Company’s internal controls documentation; Tax Fees: $190,500 for fiscal 2002 and $131,500 for fiscal 2003, which were in connection with tax compliance matters including the preparation of tax returns; and All Other Fees: $0 for fiscal 2002 and $0 for fiscal 2003.

In April 2004, the Board adopted an Audit and Non-Audit Services Pre-Approval Policy for the Audit Committee. Under the policy, the Audit Committee has pre-approved certain audit and audit related services, tax services and other services. The Audit Committee has determined that the provision of those services that are pre-approved in the policy will not impair the independence of the auditor. The provision of services by the auditor which are not pre-approved in the policy are subject to separate pre-approval by the Audit Committee. The policy also pre-approved certain specified fee levels for the specific services. Payments in excess of these specified levels are subject to separate pre-approval by the Audit Committee.

The Audit Committee has considered whether KPMG LLP’s provision of non-audit services is compatible with its independence. We expect that representatives from KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

ADDITIONAL INFORMATION

Stockholder Proposals

In order for Stockholder proposals that are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be considered by SMTC for inclusion in the proxy material for SMTC’s 2005 Annual Meeting of Stockholders, they must be received by the Secretary of SMTC on or before December [    ], 2004 at its principal executive office, 635 Hood Road, Markham, Ontario, Canada L3R 4N6.

For proposals that Stockholders intend to present at the 2005 Annual Meeting of Stockholders outside the processes of the Rule 14a-8 of the Exchange Act, unless the Stockholder notifies SMTC of such intent on or before February [    ], 2005, any proxy that management solicits for such annual meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the meeting.

Notwithstanding the foregoing, our Amended and Restated By-Laws set forth procedures Stockholders must comply with to make nominations for election to the Board of Directors. Such nominations must be made by notice in writing delivered or mailed to the Secretary of SMTC and received at SMTC’s principal executive office, 635 Hood Road, Markham, Ontario, Canada L3R 4N6 not less than 60 days or more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is not held within 30 days before or after such anniversary date, then such nomination must have been delivered to or mailed and received by the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Such notice must set forth (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of SMTC beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to be named as a nominee and to serve as a director if elected; and (b) as to the Stockholder giving the notice (i) the name and address, as they appear on SMTC’s books, of such Stockholder and (ii) the class and number of shares of SMTC that are beneficially owned by such Stockholder. SMTC may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of SMTC. If such procedures are not complied with, the chairman of the meeting may determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures and the defective nomination will be disregarded.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and any persons who directly or indirectly hold more than ten percent of the Company’s Common Stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) on Forms 3, 4 and 5. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based on the Company’s review of copies of such forms it has received from its executive officers, directors and greater than ten-percent beneficial owners, no Reporting Person failed to make any required filing on a timely basis.

Other Matters

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

Financial Statements And Form 10-K Annual Report

SMTC’s audited financial statements for the fiscal year ended December 31, 2003 and certain other related financial and business information of SMTC are contained in SMTC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed by SMTC with the SEC on March 30, 2004 (including exhibits). Copies of such Annual Report on Form 10-K, including financial statements, may be obtained without charge by contacting SMTC Corporation, 635 Hood Road, Markham, Ontario, Canada L3R 4N6, Attention: Investor Relations.

ANNEX A

SMTC CORPORATION/

SMTC MANUFACTURING CORPORATION OF CANADA

2000 EQUITY INCENTIVE PLAN

DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

GENERAL

The Plan has been established to advance the interests of the Company by giving selected Employees, directors and other persons (including both individuals and entities) who provide services to the Company or its Affiliates Stock-based incentives or incentives based on Performance Criteria.

ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to carry out the purposes of the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant’s consent, alter the terms of the Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in writing at the time of such communication. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator shall exercise its discretion consistent with qualifying the Award for such exception.

The Administrator may from time to time make recommendations to the SMTC Canada Board with respect to the grant of Awards by SMTC Canada in accordance with the Plan; provided, however, that no Award under which Exchangeable Shares or other securities of SMTC Canada may be issued shall be effective prior to the confirmation and approval of such recommended Award by the SMTC Canada Board.

LIMITS ON AWARD UNDER THE PLAN

Number of Shares. The number of shares of Stock that may be issued under Awards granted under the Plan (including Stock that may be issued on the exchange of Exchangeable Shares issuable under Awards) shall not exceed (A) [3,750,000] plus (B) as of the first day of each fiscal year (commencing with the fiscal year beginning in 2001) of the Company during the life of the Plan, an additional number of shares determined by the Board but not to exceed 1% of the total number of shares of Stock actually outstanding on such date. Notwithstanding the preceding sentence, no more than [            ] shares of Stock may be delivered in satisfaction of any ISOs awarded under the Plan.

Number of Exchangeable Shares. The number of Exchangeable Shares that may be issued under Awards granted under the Plan shall not exceed [3,750,000].

Shares Not Delivered. For purposes of this Section 4.a., the following shares shall not be considered to have been delivered under the Plan: (A) shares remaining under an Award that terminates without having been exercised in full; (B) shares subject to an Award, where cash is delivered to a Participant in lieu of such shares; (C) shares of Restricted Stock that have been forfeited in accordance with the terms of the applicable Award; and (D) shares held back, in satisfaction of the exercise price or tax withholding requirements, from shares that would otherwise have been delivered pursuant to an Award.

Netting of Certain Shares. The number of shares of Stock or Exchangeable Shares delivered under an Award shall be determined net of any previously acquired shares tendered by the Participant in payment of the exercise price or of withholding taxes.

Type of Shares. Stock and Exchangeable Shares delivered by the Company or SMTC Canada, as applicable, under the Plan may be authorized but unissued shares or previously issued shares acquired by the Company or SMTC Canada, as applicable, and held in treasury. No fractional shares will be delivered under the Plan.

Option & SAR Limits. The maximum number of shares of Stock and Exchangeable Shares for which Stock Options may be granted to any person in any calendar year, the maximum number of shares of Stock and Exchangeable Shares subject to SARs granted to any person in any calendar year and the aggregate maximum number of shares of Stock and Exchangeable Shares subject to other Awards that may be delivered to any person in any calendar year shall each be 1,000,000. For purposes of the preceding sentence, the repricing of a Stock Option or SAR shall be treated as a new grant to the extent required under Section 162(m). Subject to these limitations, each person eligible to participate in the Plan shall be eligible in any year to receive Awards covering up to the full number of shares of Stock then available for Awards under the Plan.

Other Award Limits. No more than $1,000,000 may be paid to any individual with respect to any Cash Performance Award. In applying the limitation of the preceding sentence: (i) multiple Cash Performance Awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to one limit of such amount, and (ii) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of such amount. With respect to any Performance Award other than a Cash Performance Award or a Stock Option or SAR, the maximum Award opportunity shall be 1,000,000 shares of Stock or Exchangeable Shares, or their equivalent value in cash, subject to the limitations of Section 4.c.

Exchangeable Share Award Limits. No Stock Option or SAR shall be granted which could, under the terms of the Plan and any other share option plan or share purchase plan of the Company or SMTC Canada, result in the number of Exchangeable Shares reserved for issuance to any one person exceeding 5% of the issued and outstanding Exchangeable Shares on the date of grant.

ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

RULES APPLICABLE TO AWARDS

ALL AWARDS

Terms of Awards. The Administrator shall determine the terms of all Awards subject to the limitations provided herein, provided that no Stock Option or SAR shall be granted for a term of more than 10 years from the date of grant.

Performance Criteria. Where rights under an Award depend in whole or in part on satisfaction of Performance Criteria, actions by the Company or its Affiliates that have an effect, however material, on such Performance Criteria or on the likelihood that they will be satisfied will not be deemed an amendment or alteration of the Award.

Alternative Settlement. The Company or SMTC Canada, as applicable, may at any time extinguish rights under an Award in exchange for payment in cash, Stock or Exchangeable Shares (subject to the limitations of Section 4) or other property on such terms as the Administrator determines, provided the holder of the Award consents to such exchange.

Transferability Of Awards. Except as the Administrator otherwise expressly provides, and subject to the requirements of the TSE in the case of Awards under which Exchangeable Shares may be issued, Awards may not be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

Vesting, Etc. Without limiting the generality of Section 3, the Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Unless the Administrator expressly provides otherwise, immediately upon the cessation of the Participant’s employment or other service relationship with the Company and its Affiliates, an Award requiring exercise will cease to be exercisable, and all Awards to the extent not already fully vested will be forfeited, except that:

all Stock Options and SARs held by a Participant immediately prior to his or her death, to the extent then exercisable, will remain exercisable by such Participant’s executor or administrator or the person or persons to whom the Stock Option or SAR is transferred by will or the applicable laws of descent and distribution, for the lesser of (i) a one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6.a.(5) and shall thereupon terminate;

all Stock Options and SARs held by the Participant immediately prior to the cessation of the Participant’s employment or other service relationship for reasons other than death and except as provided in (C) below, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6.a.(5), and shall thereupon terminate; and

all Stock Options and SARs held by the Participant whose cessation of employment or other service relationship is determined by the Administrator in its sole discretion to result for reasons which cast such discredit on the Participant as to justify immediate termination of the Award shall immediately terminate upon such cessation.

Unless the Administrator expressly provides otherwise, a Participant’s “employment or other service relationship with the Company and its Affiliates” will be deemed to have ceased, in the case of an employee Participant, upon termination of the Participant’s employment with the Company and its Affiliates (whether or not the Participant continues in the service of the Company or its Affiliates in some capacity other than that of an employee of the Company or its Affiliates), and in the case of any other Participant, when the service relationship in respect of which the Award was granted terminates (whether or not the Participant continues in the service of the Company or its Affiliates in some other capacity).

Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares from an Award or permit a Participant to tender previously owned shares in satisfaction of tax withholding requirements.

Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock or Exchangeable Shares subject to an Award.

Rights Limited. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock or Exchangeable Shares actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

Section 162(m). In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Plan and such Award shall be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. In the case of a Performance Award intended to qualify as performance-based for the purposes of Section 162(m) (other than a Stock Option or SAR with an exercise price at least equal to the fair market value of the underlying Stock on the date of grant), the Committee shall in writing preestablish one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to payment of any Performance Award (other than a Stock Option or SAR with an exercise price at least equal to the fair market value of the underlying Stock on the date of grant) intended to qualify as performance-based under Section 162(m), the Committee shall certify whether the Performance Criteria have been attained and such determination shall be final and conclusive. If the Performance Criteria with respect to any such Award are not attained, no other Award shall be provided in substitution of the Performance Award.

AWARDS REQUIRING EXERCISE

Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

Exercise Price. The Administrator shall determine the exercise price of each Stock Option provided that (a) each Stock Option intended to qualify for the performance-based exception under Section 162(m) of the Code and each ISO must have an exercise price that is not less than the fair market value of the Stock subject to the Stock Option, determined as of the date of grant; provided that an ISO granted to an Employee described in Section 422(b)(6) of the Code must have an exercise price that is not less than 110% of such fair market value and (b) each Stock Option exercisable for Exchangeable Shares must have an exercise price that is not less than the simple average of the daily averages of the high and low prices of which a board lot of Exchangeable Shares traded on the TSE on each of the five trading days immediately preceding the date of grant of the Stock Option. The exercise price of a SAR under which Exchangeable Shares may be issued shall not be less than the simple average of the daily averages of the high and low prices of which a board lot of Exchangeable Shares traded on the TSE on each of the five trading days immediately preceding the date of grant of the SAR.

Payment Of Exercise Price, If Any. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator (with the consent of the optionee of an ISO if permitted after the grant), (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Administrator approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of a promissory note of the person exercising the Award to the Company or SMTC Canada, as applicable, payable on such terms as are specified by the Administrator, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company or SMTC Canada, as applicable, sufficient funds to pay the exercise price, or (iv) by any combination of the foregoing permissible forms of payment; and (b) where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

Reload Awards. The Administrator may provide that upon the exercise of an Award, either by payment of cash or (if permitted under Section 6.b.(3) above) through the tender of previously owned shares of Stock or Exchangeable Shares, the Participant or other person exercising the Award will automatically receive a new Award of like kind covering a number of shares of Stock or Exchangeable Shares equal to the number of shares of Stock or Exchangeable Shares for which the first Award was exercised.

ISOs. No ISO may be granted under the Plan after June 30, 2010, but ISOs previously granted may extend beyond that date.

AWARDS NOT REQUIRING EXERCISE

Restricted Stock. Awards of Restricted Stock and Unrestricted Stock may be made in return for either (A) services determined by the Administrator to have a value not less than the par value of the Awarded shares of Stock, or (B) cash or other property having a value not less than the par value of the Awarded shares of Stock plus such additional amounts (if any) as the Administrator may determine payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

Exchangeable Shares. Awards of Exchangeable Shares may be made in return for either the fair equivalent of the money that SMTC Canada would have received if the Awarded Exchangeable Shares had been issued for money, as applicable plus such additional amounts (if any) as the Administrator may determine payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

EFFECT OF CERTAIN TRANSACTIONS

MERGERS, ETC.

In the event of a Covered Transaction, (i) all outstanding Awards shall vest and if relevant become exercisable and all deferrals, other than deferrals of amounts that are neither measured by reference to nor payable in shares of Stock or Exchangeable Shares, shall be accelerated, immediately prior to the Covered Transaction and (ii) upon consummation of such Covered Transaction all Awards then outstanding and requiring exercise shall be forfeited unless, in each case, such Awards and deferrals are assumed by an acquiring or surviving entity or its affiliate as provided in the following sentence. In connection with any Covered Transaction in which there is an acquiring, a surviving entity or in which all or substantially all of the Company’s then outstanding common stock is acquired, the Administrator may provide for substitute or replacement Awards from, or the assumption of Awards by, the Company, the acquiring or surviving entity or its affiliates, as applicable, any such substitution, replacement or assumption to be on such terms as the Administrator determines.

CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s and/or SMTC Canada’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4.a. and to the maximum share limits described in Section 4.b., and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to the Company’s common stockholders other than those provided for in Section 7.a. and 7.b.(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; provided, that no such adjustment shall be made to the maximum share limits described in Section 4.c. or 4.d., or otherwise to an Award intended to be eligible for the performance-based exception under Section 162(m), except to the extent consistent with that exception, nor shall any change be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Code.

Continuing Application of Plan Terms. References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 7.b.(1) or 7.b.(2) above.

LEGAL CONDITIONS ON DELIVERY OF SHARES

Neither the Company nor SMTC Canada will be obligated to deliver any shares of Stock or Exchangeable Shares pursuant to the Plan or to remove any restriction from shares of Stock or Exchangeable Shares previously delivered under the Plan until the Company’s counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock or Exchangeable Shares, as applicable, are at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock or Exchangeable Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such shares.

AMENDMENT AND TERMINATION

Subject to the last sentence of the first paragraph of Section 3 and to the requirements of the TSE, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; provided, that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Code and for Awards to be eligible for the performance-based exception under Section 162(m). The Plan shall terminate on the tenth anniversary of the date it is adopted in this form.

NON-LIMITATION OF RIGHTS

The existence of the Plan or the grant of any Award shall not in any way affect the Company’s or SMTC Canada’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

GOVERNING LAW

The Plan shall be construed in accordance with the laws of the State of Delaware.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or, if one or more has been appointed, the Committee.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock or Exchangeable Shares.

(v) Deferred Stock.

(vi) Securities (other than Stock Options) that are convertible into or exchangeable for Stock or Exchangeable Shares on such terms and conditions as the Administrator determines.

(vii) Cash Performance Awards.

(viii) Performance Awards.

(ix) Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant.

“Board”: The Board of Directors of the Company.

“Cash Performance Award”: A Performance Award payable in cash. The right of the Company under Section 6.a.(3) to extinguish an Award in exchange for cash or the exercise by the Company of such right shall not make an Award otherwise not payable in cash a Cash Performance Award.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: One or more committees of the Board which in the case of Awards granted to officers of the Company shall be comprised solely of two or more outside directors within the meaning of Section 162(m). Any Committee may delegate ministerial tasks to such persons (including Employees) as it deems appropriate.

“Company”: SMTC Corporation.

“Covered Transaction”: Any of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company.

“Deferred Stock”: A promise to deliver Stock, Exchangeable Shares or other securities in the future on specified terms.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Exchangeable Share”: Non-voting exchangeable shares of SMTC Canada.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. No Stock Option Awarded under the Plan will be an ISO unless the Administrator expressly provides for ISO treatment.

“Participant”: An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria the satisfaction of which is a condition for the exercisability, vesting or full enjoyment of an Award. For purposes of Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion shall mean an objectively determinable measure of performance relating to any one or more of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; network deployment; sales of particular products or services; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Criterion measure and targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

“Plan”: SMTC Corporation/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock subject to restrictions requiring that such Stock be redelivered to the Company if specified conditions are not satisfied.

“Section 162(m)”: Section 162(m) of the Code.

“SARs”: Rights entitling the holder upon exercise to receive cash, Stock or Exchangeable Shares, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock or Exchangeable Shares, as applicable, have appreciated in value since the date of the Award.

“SMTC Canada”: SMTC Manufacturing Corporation of Canada.

“SMTC Canada Board”: The Board of Directors of SMTC Canada.

“Stock”: Common Stock of the Company, par value $ .01 per share.

“Stock Options”: Options entitling the recipient to acquire shares of Stock or Exchangeable Shares, as applicable, upon payment of the exercise price.

“TSE”: The Toronto Stock Exchange.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.

FORM OF PROXY CARD FOR SMTC CORPORATION’S 2004 ANNUAL MEETING

SMTC CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SMTC CORPORATION FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON [MAY 13, 2004]

The undersigned, having received the Notice of Annual Meeting of Stockholders and the Proxy Statement on behalf of the Board of Directors of SMTC Corporation (the “Company”), hereby appoints each of [                    ], [                    ] and [                    ] as proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Stockholders of SMTC Corporation to be held on [May 13, 2004] at [2]:00 p.m. Eastern Daylight Time at [the Crowne Plaza Toronto Centre, 225 Front Street West, Toronto, Ontario, Canada M5V 2X3] and all adjournments thereof (the “Annual Meeting”) and to vote all shares of Common Stock of SMTC Corporation that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Annual Meeting, and without limiting the general authorization hereby given, the undersigned directs that his or her vote be cast as specified in this Proxy.

This Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the Proxies will be voted FOR the nominees and FOR the five other proposals. If any of the nominees are not available to serve, this Proxy may be voted for a substitute. This Proxy delegates discretionary authority with respect to matters not known or determined at the time of solicitation of this Proxy. The undersigned hereby revokes any other proxy previously granted to vote the same shares of Common Stock at the Annual Meeting.

SEE REVERSE SIDE. If you wish to vote in accordance with the recommendations of the Board of Directors, just sign on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Please mark your vote as indicated in this example: ☒

The approval of the Recapitalization Transaction requires the approval of each of Proposals No. 1, 2 and 3.

The Board of Directors recommends a vote FOR the following matters:

Proposal No. 1 The approval of the Private Placement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 2 The approval of the Agreement with Current Lenders.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 3 The approval of the Authorized Shares Amendment.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 4 The approval of the Reverse Stock Split Amendment.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 5 The approval of the Equity Incentive Plan Amendment.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 6

The election of two directors to Class I for a term ending 2007.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

FOR ☐	WITHHELD ☐	Nominees: John Caldwell Blair Hendrix

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY FORM USING THE ENCLOSED ENVELOPE.

I plan to attend the meeting.	☐

I do not plan to attend the meeting.	☐

Signature		Date

Signature		Date

NOTE: Please sign name exactly as it appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Notice to Exchangeable Shareholders

Our records show that you own exchangeable shares (“Exchangeable Shares”) in the capital of SMTC Manufacturing Corporation of Canada (“SMTC Canada”), a Canadian company. The Exchangeable Shares provide you with economic and voting rights which are, as nearly as practicable, equivalent to those of holders of shares of common stock of SMTC Corporation, the U.S. parent of SMTC Canada, including the right to attend and vote at meetings of the common stockholders of SMTC Corporation. SMTC Corporation (the “Company”) will be holding an annual meeting (the “Annual Meeting”) of its common stockholders on May 13, 2004 to:

1. To approve the private placement of equity securities described under Proposal No. 1 (the “Private Placement”).

2. To approve the transactions with the Company’s current lenders (the “Agreement with Current Lenders”) described under Proposal No. 2.

3. To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 60,000,000 to 130,000,000 before giving effect to the proposed reverse stock split (the “Authorized Shares Amendment”).

4. To approve an amendment to the Company’s Certificate of Incorporation which will effect a reverse stock split of the Company’s outstanding common stock by a ratio of one for three, one for four or one for five, with the exact ratio to be set within this range determined by the Board of Directors in its discretion (the “Reverse Stock Split Amendment”).

5. To approve an amendment to the SMTC Corporation/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan (the “2000 Plan”), which increases the total number of shares of common stock currently issuable under the 2000 Plan to [3,750,000] before giving effect to the proposed reverse stock split and increases the total number of exchangeable shares currently issuable under the 2000 Plan to [3,750,000] before giving effect to the proposed reverse stock split (the “Equity Incentive Plan Amendment”).

6. To elect two Class I directors to serve until the 2007 Annual Meeting of Stockholders and until their successors are elected and qualified in accordance with the by-laws of the Company.

7. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

At such Annual Meeting you will have voting rights, as described below, equal to the number of Exchangeable Shares you hold. You are permitted to instruct CIBC Mellon Trust Company, the Trustee under the Voting and Exchange Trust Agreement, as to how the Trustee is to vote your Exchangeable Shares at the Annual Meeting of SMTC Corporation. If you do not give voting instructions, the Trustee will not be entitled to exercise the voting rights attached to your Exchangeable Shares. Alternatively, you may instruct the Trustee to give you, or a person designated by you, a proxy to exercise personally the voting rights attached to your Exchangeable Shares. To instruct the Trustee as to how you wish to exercise your voting rights, you must complete, sign, date and return the enclosed voting instruction card to the Trustee by 2:00 p.m., Eastern Daylight Time, on May [    ], 2004. Whether or not you plan to attend, please sign, date and return the voting instruction card in the envelope provided in order to ensure that your Exchangeable Shares will be represented at the Annual Meeting.

You have the right to revoke any instructions to the Trustee by giving written notice of revocation to the Trustee or by executing and delivering to the Trustee a later-dated voting instruction card. No notice of revocation or later-dated voting instruction card however, will be effective unless received by the Trustee prior to 2:00 p.m., Eastern Daylight Time, on May [    ], 2004.

Non-Registered Holders

Only registered holders of Exchangeable Shares of SMTC Canada are permitted to instruct the Trustee as to how to vote their Exchangeable Shares at the Annual Meeting or to attend and vote at the Annual Meeting in person or by proxy as described above. You may be a beneficial owner of Exchangeable Shares (a “Non-Registered Holder”) if your Exchangeable Shares are registered either:

(i)	in the name of an intermediary (an “Intermediary”) with whom you deal in respect of the Exchangeable Shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, and similar plans; or

(ii)	in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

SMTC Corporation has distributed copies of the Notice of Annual Meeting, the Proxy Statement dated April [    ], 2004 and the Notice to Exchangeable Shareholders (collectively, the “Meeting Materials”) to Intermediaries who are required to forward these Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. If you are a Non-Registered Holder who has not waived the right to receive Meeting Materials you will be given either:

(i)	a voting instruction card which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of Exchangeable Shares beneficially owned by you but which is otherwise blank. This voting instruction card need not be signed by you. In this case, if you wish to direct the voting of the Exchangeable Shares held by you or attend and vote at the Annual Meeting (or have another person attend and vote on your behalf) you should properly complete the voting instruction card and deposit it with CIBC Mellon Trust Company, Proxy Department, 200 Queens Quay East, Unit 6, Toronto, Ontario, M5A 4K9 or by fax to (416) 368-2502 prior to 2:00 p.m., Eastern Daylight Time, on May [ ], 2004; or

(ii)	a voting instruction form which must be completed and signed by you in accordance with the directions on the voting instruction form.

The purpose of these procedures is to permit you, as a Non-Registered Holder, to direct the voting of the Exchangeable Shares you beneficially own or to attend and vote at the Annual Meeting, in person or by proxy. Non-Registered Holders should carefully follow the instructions of their Intermediaries and their service companies.

A Non-Registered Holder may revoke a voting instruction card/form given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction card/form that is not received by the Intermediary at least seven days prior to the Annual Meeting.

Information relating to SMTC Corporation

Exchangeable Shares are exchangeable on a one-for-one basis for shares of common stock of SMTC Corporation and you, as a holder of Exchangeable Shares, are entitled to receive dividends from SMTC Canada payable at the same time as and equivalent to, on a per-share basis, any dividends paid by SMTC Corporation to holders of its shares of common stock. As a result of the economic and voting equivalency between the Exchangeable Shares and shares of common stock of SMTC Corporation you, as a holder of Exchangeable Shares, will have a participating interest determined by reference to SMTC Corporation not SMTC Canada. Accordingly, it is information relating to SMTC Corporation that is relevant to you and enclosed in this package is SMTC Corporation’s Proxy Statement which we urge you to read carefully.

Markham, Ontario

April [    ], 2004